Exhibit 4.10
EXECUTION COPY
CONFIDENTIAL
Loan Number 2354A/OC-AR
LOAN AGREEMENT
Dated February 15, 2011
between
BANCO DE GALICIA Y BUENOS AIRES S.A.
and
INTER-AMERICAN DEVELOPMENT BANK
Loan Agreement
Banco de Galicia Senior Secured Loan Agreement
Execution Version

Banco de Galicia Senior Secured Loan Agreement
Execution Version

i

Banco de Galicia Senior Secured Loan Agreement
Execution Version

LIST OF EXHIBITS

Exhibit A	Form of Certificate of Incumbency and Authority
Exhibit B	Form of Disbursement Receipt
Exhibit C	Form of Disbursement Request
Exhibit D	Initial Minimum Eligibility Criteria for Green Loans
Exhibit E	Environmental and Social
Part A	List of Excluded Activities
Part B	Form of Environmental and Social Compliance Report
Part C	Form of Environmental, Social, Health and Safety Action Plan
Part D	Form of Borrower’s Certificate Regarding Environmental and Social Compliance
Exhibit F	Form of Fee Letter
Exhibit G	Member Countries of IDB
Exhibit H	Form of Prepayment Notice
Exhibit I-1	Form of A Loan Promissory Note (Pagaré)
Exhibit I-2	Form of B Loan Promissory Note (Pagaré)
Exhibit J	Form of Borrower’s Certificate Regarding Organizational Documents
Exhibit K	Form of Borrower’s Certificate Regarding Directors’ Resolutions
Exhibit L	Form of Auditor’s Accounting, Cost Control and Information Certificate
Exhibit M	Form of Service of Process Letter
Exhibit N	Form of Authorization of Auditors
Exhibit O	Form of Certificate of Auditors
Exhibit P	Information to be Included in Annual Review of Operations
Exhibit Q	Revised Green Loan Eligibility Criteria Completion Steps
Exhibit R	Pledged Green Loan Prepayment Event Report
Banco de Galicia Senior Secured Loan Agreement
Execution Version

LIST OF SCHEDULES

Schedule 1	Escasany, Ayerza and Braun Family Members
Schedule 2	Form of Borrower’s Certificate for Collateral
Banco de Galicia Senior Secured Loan Agreement
Execution Version

LOAN AGREEMENT
LOAN AGREEMENT, dated February 15, 2011, between:
(1)	BANCO DE GALICIA Y BUENOS AIRES S.A., a sociedad anónima duly organized and validly existing under the laws of the Republic of Argentina (the Borrower); and
(2)
INTER-AMERICAN DEVELOPMENT BANK, an international organization established by the Agreement Establishing the Inter-American Development Bank (or Agreement Establishing IDB) among its member countries (IDB).

WHEREAS:
A.	The Borrower has requested that IDB make a loan to the Borrower for the purpose of funding Green Loans to Eligible Sub-Borrowers (each, as defined below) in the Republic of Argentina;
B.	IDB is prepared to establish and make available to the Borrower a loan for such purposes, subject to the terms and conditions hereof.
NOW THEREFORE, the Borrower and IDB agree as follows:
Article I.
Definitions; Interpretation
Section 1.1 General Definitions. In this Agreement (including the foregoing preamble and the Exhibits to this Agreement) the following terms shall have the following meanings:
1.1.1 A Loan means the loan specified in Section 3.1.1.1 (The Loan Amount) or, as the context may require, the principal amount thereof from time to time outstanding.
1.1.2 A Loan Commitment means the sum of thirty million Dollars (US$30,000,000), as set forth in Section 3.1.1.1 (The Loan Amount).
1.1.3 A Loan Disbursement means any amount of the A Loan that is disbursed pursuant to 3.1.1.2 (Disbursement Procedure).
1.1.4 A Loan Fixed Interest Rate means the fixed rate of interest payable on the outstanding principal amount of the A Loan from time to time determined in accordance with Section 3.22.4 (A Loan Interest) and Section 3.24 (Change in Interest Period).
1.1.5 A Loan Interest Rate means the A Loan Fixed Interest Rate or the A Loan Variable Interest Rate.
1.1.6 A Loan Variable Interest Rate means the variable rate of interest payable on the outstanding principal amount of the A Loan from time to time determined in accordance with Section 3.22.2 (A Loan Interest) and Section 3.24 (Change in Interest Period).
1.1.7 A Loan Maturity Date has the meaning assigned to that term in Section 3.3 (Repayment).
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.8 A Loan Repayment Date has the meaning assigned to that term in Section 3.3 (Repayment) (with respect to the A Loan).
1.1.9 Acceptable Financial Institution means a commercial bank or insurance company organized under the laws of any member country of the European Union or the United States of America, or any State thereof, having total assets in excess of one billion Dollars ($1,000,000,000) and having an Acceptable Rating.
1.1.10 Acceptable Local Financial Institution means a commercial bank or insurance company organized under the laws of the Republic of Argentina, and having an S&P rating of at least AA-local.
1.1.11 Acceptable Rating means, with respect to a financial institution, an international credit rating from Standard & Poor’s Ratings Group (a division of McGraw Hill Companies) (S&P) of “A” or better, or from Moody’s Investor Services, Inc. (Moody’s) of A2 or better in respect of its long-term debt.
1.1.12 Accounting Principles means the generally accepted accounting regulations for financial institutions in the Borrower’s Country promulgated by the applicable supervisory authority, including any amendments thereto from time to time, together with its pronouncements thereon from time to time, and applied on a consistent basis.
1.1.13 Administration and Custody Agreement means that certain agreement entered into or to be entered into by and between the Borrower and IDB (and annexed to the Security Agreement) pursuant to the terms of which IDB shall appoint the Borrower as administrator and custodian of the Pledged Green Loans and instruct the Borrower to, inter alia, establish the Collection Accounts, all for the sole and exclusive benefit of IDB and pursuant to the Financing Documents.
1.1.14 Administration Fee has the meaning assigned to that term in Section 3.8.3 (Charges and Fees).
1.1.15 Affiliate means, with respect to any Person, any other Person (including directors and officers of such Person) directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such Person and with respect to the Borrower, shall include any shareholder and affiliate thereof.
1.1.16 Affiliate Transaction has the meaning assigned to that term in Section 6.2.3 (Affiliate Transactions).
1.1.17 Affiliated Participant means any Participant that directly or indirectly controls, or is under common direct or indirect control with, or directly or indirectly is controlled by, the Borrower or any shareholder of the Borrower or any other Person holding any direct or indirect interest in the capital, assets or financial results of the Borrower (or any option or other right to acquire the same).
1.1.18 Agreement means this Loan Agreement, including all Schedules and Exhibits attached hereto.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.19 Alternate Base Rate means, for any Interest Period, an interest rate per annum equal to the weighted average cost of funds of IDB and the Participants as provided to the Paying Agent, determined on the Interest Rate Determination Date immediately preceding such Interest Period.
1.1.20 Applicable Law means, as to any Person, any common or customary law, constitutional law, any statute, regulation, resolution, rule, ordinance, circular, communiqué, enactment, judgment, order, code, decree, directive, requirement or other governmental restriction and any form or decision of or determination by or interpretation of any of the foregoing (whether or not having the force of law) by any Authority, now or hereafter in effect, in each case as amended, re-enacted or replaced, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject, including without limitation any laws or regulations related to environmental, social, occupational health and safety and labor aspects and standards applicable pursuant to international conventions and agreements duly ratified by the Borrower’s Country or otherwise.
1.1.21 Applicable LIBOR means the interest rate corresponding to:
(a)
the prevailing one-month LIBOR if the period from and including the relevant Interest Rate Determination Date to but excluding the next Interest Rate Determination Date is between one (1) and forty-five (45) days;

(b)
the prevailing two-month LIBOR if the period from and including the relevant Interest Rate Determination Date to but excluding the next Interest Rate Determination Date is between forty-six (46) and seventy-five (75) days;

(c)
the prevailing three-month LIBOR if the period from and including the relevant Interest Rate Determination Date to but excluding the next Interest Rate Determination Date is between seventy-six (76) and one hundred five (105) days;

(d)
the prevailing four-month LIBOR if the period from and including the relevant Interest Rate Determination Date to but excluding the next Interest Rate Determination Date is between one hundred six (106) and one hundred thirty-five (135) days;

(e)
the prevailing five-month LIBOR if the period from and including the relevant Interest Rate Determination Date to but excluding the next Interest Rate Determination Date is between one hundred thirty-six (136) and one hundred sixty-five (165) days; and

(f)
the prevailing six-month LIBOR if the period from and including the relevant Interest Rate Determination Date to but excluding the next Interest Rate Determination Date is more than one hundred sixty-five (165) days.

1.1.22 Applicable Spread means (a) with respect to the A Loan, four and one quarter percent (4.25%) per annum, and (b) with respect to the B Loan, to be agreed in writing by IDB and the Borrower after the Effective Date.
1.1.23 Argentine Central Bank means the Banco Central de la República Argentina.
1.1.24 Argentine Central Bank Regulations means any and all of the regulations issued by the Argentine Central Bank from time to time (Marco Normativo y Legal del Sistema Financiero Argentino).
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.25 Auditors means PricewaterhouseCoopers Argentina or such other internationally recognized independent public accountants as the Borrower may from time to time appoint as auditors of the Borrower.
1.1.26 Authority means any supranational body, or any national, regional or local government or any other political subdivision thereof, any governmental, administrative, arbitral, regulatory, fiscal, judicial or government-owned body, department, commission, authority, tribunal, agency, central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a superintendency, monetary authority or central bank, including, without limitation, the Argentine Central Bank) or other entity of any kind exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case having or claiming to have jurisdiction over the matter or matters in question, including the supervisory authority for banking and other financial institutions.
1.1.27 Authorization means any consent, registration, filing, agreement, enrollment, recording, notarization, certificate, license, approval, permit, authorization or exemption from, by or with any Authority, whether given or withheld by express action or deemed given or withheld by failure to act within any specified time period and all corporate, shareholders’, participants’, partners’, creditors’ and any other third party approvals or consents.
1.1.28 Authorized Representative means, as to any Person, any natural person who is duly authorized by such Person to act for such Person, or with respect to financial matters, the chief financial officer or treasurer of such Person and, in the case of the Borrower, in addition to the foregoing, an officer duly appointed to act on the Borrower’s behalf under corporate documents duly registered with the competent Authority in the Borrower’s Country and any Person whose name and specimen signature appear on the Certificate of Incumbency and Authority most recently delivered to IDB.
1.1.29 B Loan, if and when funded, means the loan specified in Section 3.1.1.2 (The Loan Amount) or, as the context may require, the principal amount thereof from time to time outstanding.
1.1.30 B Loan Commitment, if applicable, means thirty million Dollars (US$30,000,000) or such other amount to be funded by the B Loan Participant(s) on separate terms to be agreed between the B Loan Participant(s) and IDB and notified by IDB to the Borrower.
1.1.31 B Loan Disbursement, if applicable, means any amount of the B Loan that is disbursed pursuant to 3.1.1.2 (Disbursement Procedure).
1.1.32 B Loan Interest Rate means the rate or, if applicable, rates, of interest payable on the outstanding amount of the B Loan from time to time as agreed in writing by the Borrower and IDB after the Effective Date, and pursuant to Section 3.23 (B Loan Interest) and Section 3.24 (Change in Interest Period).
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.33 B Loan Maturity Date shall have the meaning assigned to that term as agreed in writing by IDB and the Borrower after the Effective Date.
1.1.34 B Loan Participant means any Person, acceptable to IDB and the Borrower, that acquires a Participation in the B Loan.
1.1.35 B Loan Repayment Date shall have the meaning assigned to that term as agreed in writing by IDB and the Borrower after the Effective Date.
1.1.36 Banking Law means Law Number 21,526 of the Republic of Argentina, as amended and/or replaced from time to time.
1.1.37 Banking Regulations means, collectively, (a) the Banking Law; (b) the Argentine Central Bank Regulations, as each may be amended and/or replaced from time to time; and (c) any other Applicable Law issued from time to time by any Authority of the Borrower’s Country, related to and/or in connection with any of (a) and (b).
1.1.38 Board of Directors, as to any Person, means the board of directors of such Person or such other body performing similar functions with respect to such Person.
1.1.39 Borrower has the meaning assigned to that term in the introductory paragraph hereto.
1.1.40 Borrower’s Country means the Republic of Argentina.
1.1.41 Borrower’s Country’s Corporations Law means Law Number 19,550 of the Republic of Argentina, as amended and/or replaced from time to time.
1.1.42 Borrower’s Country’s Currency or Peso means the lawful currency of the Borrower’s Country.
1.1.43 Borrower’s Information has the meaning assigned to that term in Section 8.6.1 (Confidential Information).
1.1.44 Business Day means a day when banks are open for business in the City of New York, New York and, solely for the purpose of determining LIBOR (other than pursuant to subsection 1.1.113.2 of the definition of LIBOR), in London, England and the City of New York, New York.
1.1.45 Certificate of Incumbency and Authority means a certificate provided to IDB by the Borrower in the form of Exhibit A (Form of Certificate of Incumbency and Authority).
1.1.46 Change of Control means the occurrence of any of the following: (a) any one or more Persons (other than one or more of the Escasany, Ayerza and Braun Family Members as of the Effective Date) shall (i) Control (whether directly or indirectly) or (ii) hold, of record and/or beneficially any of the outstanding Share Capital or any of the Voting Stock of EBA Holding S.A.; (b) EBA Holding S.A. shall cease to (i) Control (whether directly or indirectly) or (ii) hold, of record and/or beneficially, more than fifty nine point four two percent (59.42%) of the outstanding Voting Stock (excluding for those matters for which class “A” shares of Grupo Galicia have the right to only one (1) vote) in Grupo Galicia; provided however that such percentage may be
Banco de Galicia Senior Secured Loan Agreement
Execution Version

reduced (without constituting a “Change of Control”) to a percentage of Voting Stock which (excluding for those matters for which class “A” shares of Grupo Galicia have the right to only one (1) vote) has the right to cast a majority of the votes at shareholders meetings of Grupo Galicia in the event that Grupo Galicia issues equity securities by reason of any transaction not prohibited under the terms of this Agreement or any other Financing Document (including, without limitation, the issuance of equity by the Borrower); (c) Grupo Galicia shall cease to (i) Control (whether directly or indirectly) or (ii) hold, of record and/or beneficially, more than ninety three percent (93%) of the outstanding Share Capital and the Voting Stock of the Borrower; provided however that such percentage may be reduced (without constituting a “Change of Control”) to sixty-five percent (65%) of the Share Capital and Voting Stock of the Borrower in the event that the Borrower issues equity securities by reason of any transaction not prohibited under the terms of this Agreement or any other Financing Document; or (d) the Borrower enters into any management, partnership, profit-sharing, joint-venture or royalty agreement or other similar agreement whereby the Borrower’s business or operations or that of its Subsidiaries are managed by, or a significant part of its or their net income or profits are shared with, any Person, other than (directly or indirectly) Grupo Galicia or the Escasany, Ayerza and Braun Family Members.
1.1.47 Charter means, with respect to the Borrower, its estatutos sociales.
1.1.48 Collateral means, collectively, (a) the Pledged Green Loans, (b) the Pledged Green Loan Documents, (c) the Collection Accounts and (d) any additional collateral required under the terms of the Financing Documents.
1.1.49 Collateralization Ratio means, as of any relevant determination date, the result obtained by dividing (a) the aggregate outstanding principal amount of the Pledged Green Loans expressed in Dollars by (b) the aggregate outstanding principal amount of the Loan.
1.1.50 Collection Accounts has the meaning assigned to that term in the Security Agreement (and defined therein as Cuentas de Cobro).
1.1.51 Commitment means sixty million Dollars (US$60,000,000), the sum of the A Loan Commitment and the B Loan Commitment.
1.1.52 Commitment Fee has the meaning assigned to that term in Section 3.8.4 (Charges and Fees).
1.1.53 Commitment Termination Date means the earliest of:
1.1.53.1	the date that occurs five hundred forty (540) days after the Effective Date;
1.1.53.2
the date specified in a notice issued by the Borrower to IDB pursuant to Section 3.16.1 (Cancellation by the Borrower), provided that the terms of Section 3.16.2 (Cancellation by the Borrower) are fully satisfied;

1.1.53.3	any other date on which the obligation of IDB to make Disbursements of the Loan is terminated in accordance with the terms of this Agreement; and
1.1.53.4	the first Loan Repayment Date.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.54 Consolidated or Consolidated Basis means (with respect to any Financial Statements to be provided, or any financial calculation to be made, under or for purposes of this Agreement and any other Financing Document) the method referred to in Section 1.6.5 (Financial Calculations), and the entities whose accounts are to be consolidated with the accounts of the Borrower as required by Applicable Law which as of the Effective Date are the following Subsidiaries of the Borrower: (i) Galicia Factoring y Leasing S.A., Tarjetas Regionales S.A., Galicia Valores S.A. Sociedad de Bolsa, Galicia Administradora de Fondos S.A., Compañía Financiera Argentina S.A., Tarjetas Cuyanas S.A., Tarjeta Naranja S.A., Tarjetas del Mar S.A., Cobranzas y Servicios S.A., Cobranzas Regionales S.A. and Universal Processing Center S.A., each of said Persons being a company organized under the laws of the Borrower’s Country; (ii) Banco Galicia Uruguay S.A., being a company organized under the laws of Uruguay; (iii) Galicia (Cayman) Limited, being a company organized under the laws of the Cayman Islands; and, (iv) Tarjeta Naranja Dominicana S.A., being a company organized under the laws of the Dominican Republic.
1.1.55 Consolidated Subsidiary means, at any date of determination, any Subsidiary of the Borrower the accounts of which would, in accordance with Accounting Principles, be consolidated with those of the Borrower if such statements were prepared on such date of determination.
1.1.56 Control means, with respect to any Person, any other Person having the power, directly or indirectly, (a) to vote not less than fifty one percent (51%) of the securities having ordinary voting power for the election of directors of such Person; or (b) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (Controlling and Controlled have corresponding meanings provided that any controller (“veedor”) appointed by the Argentine Central Bank to oversee the operations of the Borrower shall not be construed as “Controlling” the direction of the management and/or policies of the Borrower); provided however, for the purposes of Section 1.1.46 (Change of Control) “Control” shall be limited to the definition in (b) above.
1.1.57 Corrective Action Plan means a plan, in form and substance satisfactory to IDB, to correct any failure to comply with any environmental and social provisions contained in this Agreement, including any Environmental and Social Requirements, and to remedy any and all damages and other adverse consequences caused by any such non-compliance. Such plan shall include:
1.1.57.1	a brief description of the non-compliance, including the extent, magnitude, impact and cause thereof;

1.1.57.2	the proposed corrective actions;
1.1.57.3	the designations of the Persons responsible for the implementation of such proposed corrective actions;

1.1.57.4	a time schedule for implementing such proposed corrective actions;

1.1.57.5	the estimated costs of implementing such proposed corrective actions; and
1.1.57.6	the actions proposed to prevent similar or related non-compliances from occurring in the future.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.58 Debt means, with respect to any Person, the aggregate (as of the relevant date of calculation) of all such Person’s obligations (whether actual or contingent) to pay or repay money, including:
1.1.58.1	all Indebtedness for Borrowed Money;
1.1.58.2
any credit to such Person from a supplier of goods or under any installment purchase or other similar arrangement in respect of goods or services (except trade accounts payable within ninety (90) days in the ordinary course of business);

1.1.58.3	the aggregate amount then outstanding of all liabilities of any other Person to the extent that such Person provides a Guarantee of such liabilities; and
1.1.58.4
all liabilities of such Person (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including by way of discount or factoring of book debts or receivables.

1.1.59 Default means any event or condition that constitutes an Event of Default or which, upon notice, lapse of time, the making of a determination or any combination thereof, may become an Event of Default.
1.1.60 Defaulted Pledged Green Loan means any Pledged Green Loan with respect to which the relevant Eligible Sub-Borrower has failed to make two (2) consecutive payments of principal and/or interest when and as due pursuant to the terms of the relevant Pledged Green Loan and such failures have not been cured within thirty (30) days of the due date for such second consecutive payment of principal and/or interest.
1.1.61 Disbursement means either of the A Loan Disbursement or the B Loan Disbursement, or both, as the context requires.
1.1.62 Disbursement Date means the date on which the proceeds of a Disbursement are released to the Borrower by the Paying Agent (if any) or directly by IDB.
1.1.63 Disbursement Period means the period beginning on the Effective Date and ending on the Commitment Termination Date.
1.1.64 Disbursement Receipt means a receipt for a Disbursement substantially in the form of Exhibit B (Form of Disbursement Receipt).
1.1.65 Disbursement Request means a request for a Disbursement substantially in the form of Exhibit C (Form of Disbursement Request).
1.1.66 Disbursement Swap Market Fixed Rate means, in respect of each Disbursement Tranche of the A Loan, the fixed rate quoted in the Dollar swap market on the Interest Rate Determination Date for the initial Interest Period for such Disbursement Tranche of the A Loan as being payable in respect of interest at LIBOR for the amount of such Disbursement Tranche of the A Loan, as determined by IDB on the basis of the most favorable rate to the Borrower out of three (3) firm quotations from dealers in the Dollar swap market selected by IDB in good faith, taking into consideration the repayment schedule set forth in Section 3.3 (Repayment) and the final maturity date for the Loan (with any necessary determinations being made by IDB).
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.67 Disbursement Tranche means any A Loan Disbursement or, if applicable, B Loan Disbursement, as the context requires.
1.1.68 Dividend Related Payments means:
1.1.68.1
all distributions (whether in cash, Property or obligations) on, other payments on account of, the setting apart of money for a sinking or other fund for, the purchase, redemption, retirement or other acquisition of any portion of the Borrower’s Share Capital, including any payments to be made by the Borrower to its shareholders and other affiliates, including payments in respect of dividends (except for payments of minimum mandatory dividends set forth in the Borrower’s Country’s Corporations Law), capital reductions, distributions, repurchases or redemptions of outstanding stock (including options or warrants), and investments in, capital contributions, loans advances and other payments to any shareholder or other Persons; or

1.1.68.2
any payment, purchase, retirement or other acquisition of any subordinated debt, any debt other than the Loan or any deposit or similar transaction made to secure any loan or other financial obligation of any Affiliate of the Borrower; or

1.1.68.3	any payment of development, management or operation fees to any Affiliate of the Borrower.
1.1.69 Dollars and the sign $ mean the lawful currency of the United States of America.
1.1.70 Effective Date means the date of this Agreement.
1.1.71 Eligibility Criteria for Green Loans means (a) as of the Effective Date and until the occurrence of the Revised Green Loan Eligibility Criteria Date, the Initial Minimum Eligibility Criteria for Green Loans; and (b) on and after the Revised Green Loan Eligibility Criteria Date, the Revised Green Loan Eligibility Criteria.
1.1.72 Eligible Sub-Borrower means a Person (a) that meets the criteria established by the Borrower for its on-lending operations to small and medium sized enterprises; (b) that, if a natural person, owns or controls the small and medium sized enterprise being funded by the proceeds of the Loan; (c) which is duly authorized to conduct business in and is in good standing under the laws of the Borrower’s Country; (d) the majority of whose Share Capital entitled to vote is owned by Persons who are legal entities organized under or natural persons residing in IDB member countries; (e) which does not benefit from a sovereign guarantee for repayment of any of its loans; (f) which does not, and whose Property does not, have any immunity (sovereign or otherwise) from any legal action, suit or proceeding (whether service of notice, attachment prior to judgment, attachment in execution of judgment, execution of judgment or otherwise) or from the jurisdiction of any court; (g) is not engaged in any Prohibited Practice; (h) is not engaged in any of the activities set forth on Exhibit E (Environmental and Social), Part A (List of Excluded Activities); (i) is not an Affiliate of the Borrower; (j) is not in default of, or in arrears with respect to, any of its financial obligations; and (k) is not insolvent, subject to a bankruptcy, liquidation, or judicial reorganization proceeding and no receiver, liquidator, assignee, trustee, sequestrator (or other similar official) has been appointed with respect to such Person.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.73 Eligible Sub-Loan means any loan (including all rights and obligations thereunder) originated by the Borrower after July 28, 2010 which (as of any relevant determination date) (a) is made to an Eligible Sub-Borrower to finance small and medium sized enterprises pursuant to a legal, valid and binding agreement containing such provisions as would enable the Borrower to comply with the requirements set out in this Agreement, and enforceable against such Eligible Sub-Borrower; (b) if originated by the Borrower prior to the Effective Date, has not been fully disbursed as of the Effective Date and shall be deemed eligible hereunder only to the extent of the undisbursed portion of such loan (except that the requirement of this clause (b) shall not apply for purposes of Section 3.6.2.2 (Pledged Green Loan Prepayment Event)); (c) is rated at least one (1) in accordance with Central Bank Regulations; (d) is not made for the purposes of funding any of the activities on Exhibit E (Environmental and Social), Part A (List of Excluded Activities); (e) is denominated in Dollars; (f) is for an amount greater than one hundred thousand Dollars ($100,000) and less than two million Dollars ($2,000,000); (g) is not in default or arrears; (h) has never been in default or arrears; (i) is not subject to any legal, contractual or other provision prohibiting it from being pledged, hypothecated or otherwise assigned to IDB; (j) is free and clear of all Liens, other than Liens granted by such Eligible Sub-Borrower thereunder to the Borrower; (k) such loan is secured by a Lien on real property for the benefit of the Borrower or any other collateral structure acceptable to IDB in its sole discretion and such Lien is a first ranking and first priority Lien that has been properly and effectively perfected by registration with the applicable Authority in the Borrower’s Country for all purposes in compliance with Applicable Laws; (l) has a grace period, amortization schedule, interest and interest payment dates and final maturity provisions matching those of the Loan, in order to comply with the Security Agreement; provided that the grace period for the first Eligible Sub-Loans granted will be longer than that of the last Eligible Sub-Loans, as grace periods will need to match the grace period of the Loan’s overall grace period, and will decrease accordingly depending on the timing of disbursements of the Eligible Sub-Loans; (m) does not permit a voluntary prepayment of any obligations thereunder; (n) have been approved in compliance with the Borrower’s internal credit underwriting policies and standards; (o) in the event repayment of such loan is secured by any security (including any Lien) or evidenced by any other instrument including any promissory note, such security or other instrument is capable of being assigned by the Borrower to IDB; and (p) meets the Eligibility Criteria for Green Loans.
1.1.74 Eligible Sub-Loan Documents means, with respect to each Eligible Sub-Loan, all and each of the agreements and/or documents and/or instruments (including, without limitation, promissory notes, pagarés or any other kind of similar instruments) evidencing, relating to, and/or in connection with, such Eligible Sub-Loan and the associated collateral securing the obligations of the respective Eligible Sub-Borrowers thereunder.
1.1.75 Environmental and Social Compliance Report means a report prepared by the Borrower, in form and substance satisfactory to IDB, in the form set forth in Exhibit E (Environmental and Social), Part B (Form of Environmental and Social Compliance Report).
1.1.76 Environmental or Social Matter means, in relation to the Borrower and its corporate operations, Eligible Sub-Borrowers, Eligible Sub-Loans, any aspect of the physical and biological environment, human health, nearby social and community conditions, labor, safety and security matters.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.77 Environmental and Social Requirements means all requirements, conditions, standards, protections, obligations or performance with respect to environmental or social matters required by: (a) the Borrower’s environmental policies and procedures; (b) all environmental aspects of Applicable Law and any Authorization issued thereunder; (c) the Fundamental Principles and Rights at Work; and (d) exclusively with respect to the Borrower and the Eligible Sub-Loans, the IFC Performance Standards.
1.1.78 Environmental and Social Management System or ESMS means the Borrower’s environmental and social management system as of the Effective Date, as amended or modified from time to time during the term hereof pursuant to the terms of this Agreement, that includes: (a) written policies, (b) internal procedures for the Borrower’s compliance with the Environmental and Social Requirements, (c) procedures for identifying, evaluating and managing the potential environmental, social, occupational health and safety and labor risks and impacts associated with each Eligible Sub-Borrower’s, and each Eligible Sub-Loan’s compliance, as applicable, with the Environmental and Social Requirements, (e) organization and assignment of responsibilities for implementation of the ESMS, (f) training, and (g) periodic audits and inspections with respect to Environmental and Social Requirements.
1.1.79 Environmental, Social, Health and Safety Action Plan or ESHS Action Plan means the action plan to be presented by the Borrower to IDB for approval, substantially in the form of Exhibit E (Environmental and Social), Part C (Environmental, Social, Health and Safety Action Plan).
1.1.80 Environmental Training means any environmental management training course for financial institutions acceptable to IDB, such as those provided by the Inter-American Development Bank, the Inter-American Investment Corporation or the International Finance Corporation.
1.1.81 Equity means, as of any determination date, the total shareholder’s equity as calculated on a consistent basis in accordance with Accounting Principles.
1.1.82 Escasany, Ayerza and Braun Family Members means any members of the Escasany, Ayerza and Braun families who are holders of class “A” shares of EBA Holding S.A., or their heirs, descendants and spouses who receive such shares as a result of dissolution of marriage, which holders of class “A” shares and the Fundación Banco de Galicia y Buenos Aires S.A. are (to the extent applicable) identified in the shareholders’ meeting minutes, Number 1, of EBA Holding S.A., dated October 12, 1999, and registered in the Registro Público de Comercio under number 18,036, Libro VIII, Tomo de Sociedades por Acciones, Número Correlativo IGJ 1670663, the names of which are identified in Schedule 1 attached hereto.
1.1.83 Event of Default means any one of the events specified in Section 7.2 (Events of Default).
1.1.84 Fair Market Value means, with respect to any Property or services, the value that would be obtained in an arm’s-length transaction between an informed and willing seller, supplier or provider, as the case may be, under no compulsion to sell the relevant Property or provide the relevant services, and an informed purchaser under no compulsion to purchase such Property or services.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.85 Fee Letter means the fee letter entered into, or to be entered into, by and between IDB and the Borrower setting forth the applicable fees described in Sections 3.8.1 through 3.8.5 (Charges and Fees), substantially in the form of Exhibit F (Form of Fee Letter).
1.1.86 Financial Quarter means the period commencing on the day after a Financial Quarter Date and ending on the next Financial Quarter Date.
1.1.87 Financial Quarter Date means each of March 31, June 30, September 30 and December 31, the last day of each Financial Quarter.
1.1.88 Financial Statements means, with respect to any Person, as of any relevant date and for any relevant period, as applicable, such Person’s balance sheet, income statement, cash flow statement, statement of sources and uses of fund and statement showing changes in equity and any exhibits and notes thereto, which in the case of the Borrower, shall be prepared in the Borrower’s Country’s Currency, all in accordance with Accounting Principles.
1.1.89 Financial Year means the accounting year of the Borrower commencing each year on January 1 and ending on the following December 31 or such other period as (a) the Borrower is required to designate as its accounting year by the applicable Authority or (b) the Borrower, with IDB’s consent, from time to time designates as its accounting year in accordance with the Banking Regulations.
1.1.90 Financing Documents means:
1.1.90.1	this Agreement;

1.1.90.2	each Note;

1.1.90.3	the Participation Agreement(s) with respect to the B Loan, if applicable;

1.1.90.4	the Paying Agency Agreement with respect to the B Loan, if applicable;

1.1.90.5	the Fee Letter(s);

1.1.90.6	the Security Documents; and
1.1.90.7	all other documents and certificates required to be delivered from time to time hereunder and thereunder.
1.1.91 First A Loan Repayment Date means the first Interest Payment Date immediately succeeding the date that is five hundred and forty (540) days after the Effective Date.
1.1.92 First B Loan Repayment Date shall have the meaning assigned to that term as agreed in writing by IDB and the Borrower after the Effective Date.
1.1.93 First Disbursement Date means the Disbursement Date on which IDB makes the first Disbursement.
1.1.94 Fixed Rate Prepayment Costs has the meaning assigned to that term in Section 3.17 (Fixed Rate Prepayment Costs for Prepayment of Loan).
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.95 Foreign Assets Control and Anti-money Laundering Laws means, collectively, any Applicable Law relating to control of foreign assets and the elimination of illegal money-laundering, including, as applicable: (a) the regulations issued by the Office of Foreign Assets Control (OFAC) of the United States of America Department of Treasury; (b) the U.S.A. Patriot Act of the United States of America; (c) each of the lists of persons suspected of involvement in terrorist activities maintained by OFAC, the United Kingdom of Great Britain and Northern Ireland or the United Nations; and (d) any requirements under Applicable Law of a type similar to any of the foregoing.
1.1.96 Foreign Currency means any currency other than Dollars.
1.1.97 Front-End Fee has the meaning assigned to that term in Section 3.8.1 (Charges and Fees).
1.1.98 Fundamental Principles and Rights at Work means:
1.1.98.1	freedom of association and the effective recognition of the right to collective bargaining;

1.1.98.2	prohibition of all forms of forced or compulsory labor;
1.1.98.3
prohibition of child labor, including the prohibition of persons under eighteen (18) years of age from working in hazardous conditions (which includes construction activities), persons under eighteen (18) years of age from working at night, and that persons under eighteen (18) years of age be found fit to work via medical examinations;

1.1.98.4
elimination of discrimination in respect of employment and occupation, where discrimination is defined as any distinction, exclusion or preference based on race, color, sex, religion, political opinion, national extraction or social origin;

1.1.98.5	compliance with all Applicable Law relating to labor; and
1.1.98.6	compliance with all international labor organizations conventions and treaties which have been ratified by the Borrower’s Country.
1.1.99 Green Loan means an Eligible Sub-Loan.
1.1.100 Grupo Galicia means Grupo Financiero Galicia S.A., a company organized under the laws of the Republic of Argentina.
1.1.101 Guarantee by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or providing an indemnity in relation to any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:
1.1.101.1
to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase Property, goods, securities or services, to take-or-pay, or to maintain Financial Statement conditions or otherwise); or

1.1.101.2
entered into for the purpose of assuring in any other manner the holder of such Debt of the payment or performance thereof or to protect such holder against loss in respect thereof (in whole or in part), including the payment of amounts drawn under letters of credit.

Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.102 IDB has the meaning assigned to that term in the introductory paragraph hereto.
1.1.103 IDB Members means the member countries of IDB listed in Exhibit G (Member Countries of IDB).
1.1.104 IFC Performance Standards means the environmental and social policies, safeguards, standards and guidelines of the International Finance Corporation that became effective in April, 2006, as amended and in effect as of the Effective Date (excluding any amendments and modifications thereto after the Effective Date), and which are set forth at http://www.ifc.org/ifcext/sustainability.nsf/Content/PerformanceStandards.
1.1.105 Increased Costs means the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction of return to, IDB or, as the case may be, any Participant in connection with making or maintaining the Loan or its Participation, as applicable, that result from:
1.1.105.1	any change in Applicable Law or in the interpretation thereof by any Authority charged with the administration or interpretation thereof, whether or not having the force of law;
1.1.105.2	any compliance with any request from, or requirement of, any central bank or other monetary or other Authority; or
1.1.105.3
in the event that the A Loan Interest Rate or the B Loan Interest Rate is calculated in accordance with Section 3.25.1 (Market Disruption), Increased Costs shall also include any difference between the Alternate Base Rate and the actual cost to IDB or any Participant, as applicable, of making, funding or maintaining the Loan or its Participation for the relevant Interest Period, including Increased Costs incurred in the event that any Participant may choose to use a different base rate than the Alternate Base Rate or may incur costs in connection with switching from LIBOR-based funding to the Alternate Base Rate.

which in either case, subsequent to the Effective Date:
1.1.105.3.1
imposes, modifies or makes applicable any reserve, special deposit or similar requirements against Property held by, or deposits with or for the account of, or loans made by, IDB or the Participant(s);

1.1.105.3.2
imposes a cost on IDB or the Participant(s) as a result of its having made or committed to make the Loan (or in the case of a Participant(s), acquired or committed to acquire its Participation) or reduces the rate of return on the overall capital of IDB or the Participant(s) that it would have been able to achieve had IDB not made or committed to make the Loan (or in the case of the Participant(s), had the Participant(s) not acquired or committed to acquire its Participation);

Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.105.3.3
changes the basis of taxation on payments received by IDB in respect of the Loan or by the Participant(s) with respect to its Participation (other than a change in taxation of the overall net income of IDB or the Participant(s) imposed by the jurisdiction of its incorporation or in which it books its Participation or in any political subdivision of any such jurisdiction); or

1.1.105.3.4	imposes on IDB or the Participant(s) any other condition regarding the making or maintaining of the Loan or, as the case may be, its Participation;
but excluding any incremental costs of the Participant(s) having or maintaining a permanent office or establishment in the Borrower’s Country, if and to the extent that permanent office or establishment acquires that Participation.
1.1.106 Increased Costs Certificate means a certificate furnished from time to time by IDB certifying:
1.1.106.1	the circumstances giving rise to the Increased Costs;

1.1.106.2	that the costs of IDB or, as the case may be, the Participant(s), have increased or the rate of return of either of them has been reduced;

1.1.106.3	the Increased Costs; and

1.1.106.4	that IDB or the Participant(s) has exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, as the case may be;
provided that IDB shall not be obliged to disclose any information that it or the Participant(s) considers to be confidential in providing such certificate.
1.1.107 Indemnified Liabilities has the meaning assigned to that term in Section 8.3.1.3 (Indemnity).
1.1.108 Indemnified Persons has the meaning assigned to that term in Section 8.3.1 (Indemnity).
1.1.109 Initial Minimum Eligibility Criteria for Green Loans means the eligibility criteria and requirements as set forth in Exhibit D (Initial Minimum Eligibility Criteria for Green Loans).
1.1.110 Interest Payment Date means each February 15 and August 15 of each year; or, in the case of any Interest Period of less than six (6) months as provided under Section 3.24 (Change in Interest Period), the fifteenth (15th) day of the month in which the relevant Interest Period ends.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.111 Interest Period means each six (6) month period beginning on an Interest Payment Date and ending on the next following Interest Payment Date, except (a) in the case of the first period applicable to each Disbursement when it shall mean the period beginning on the date on which such Disbursement is made and ending on the next following Interest Payment Date and (b) in the case of the last period applicable to the A Loan or, if applicable, the B Loan, when it shall mean the period beginning on the Interest Payment Date immediately preceding the Maturity Date or last scheduled principal installment of the Loan, as the case may be, and ending on the Maturity Date or the date on which the last scheduled principal installment of the Loan is due pursuant to this Agreement, as the case may be or (c) in the circumstances referred to in Section 3.24 (Change in Interest Period), such period as determined in accordance with Section 3.24 (Change in Interest Period).
1.1.112 Interest Rate Determination Date means the second (2nd) Business Day prior to a Disbursement Date or Interest Payment Date, as applicable.
1.1.113 LIBOR means the British Bankers’ Association interbank offered rates as of 11:00 a.m. London time on the applicable Interest Rate Determination Date for deposits in Dollars that appear on the relevant pages of Bloomberg Financial Markets Service or Reuters Service or, if not available, on the relevant pages of any other service that displays such British Bankers’ Association rates; provided that if, for any Interest Period, IDB concludes in its discretion that it cannot determine LIBOR by reference to any service that displays British Bankers’ Association interbank offered rates for deposits in Dollars, IDB shall notify the Borrower and shall instead determine LIBOR:
1.1.113.1
on the Interest Rate Determination Date by calculating the arithmetic mean of the offered rates advised to IDB on or around 11:00 a.m. London time, for deposits in Dollars by any three (3) major banks active in Dollars in the London interbank market, selected by IDB; provided that if fewer than three (3) quotations are received, IDB may rely on the quotations so received if not less than two (2); or

1.1.113.2
if fewer than two (2) quotations are received from the banks in London in accordance with subclause 1.1.113.1 above, on the first day of the relevant Interest Period, by calculating the arithmetic mean of the offered rates advised to IDB on or around 11:00 a.m. New York time, for loans in Dollars, by a major bank or banks in New York, New York selected by IDB.

1.1.114 Lien means any mortgage, pledge, charge, assignment, hypothecation, lien, security interest, title retention, preferential right (arising by operation of law or otherwise), trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, including any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy.
1.1.115 Loan means, collectively, the A Loan and, if applicable, the B Loan or, as the context requires, the principal amount of the A Loan and, if applicable, the B Loan outstanding from time to time.
1.1.116 Loan Interest Rate means the A Loan Interest Rate and/or, if applicable, the B Loan Interest Rate, as the context requires.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.117 Loan Repayment Date means either the A Loan Repayment Date or, if applicable, the B Loan Repayment Date, in each case as the context requires.
1.1.118 Mandatory Prepayment Event means the occurrence of any of the following: (a) a Change of Control pursuant to Section 3.6.2.1 (Change of Control; Unauthorized Share Transfer; Unauthorized Merger; Unauthorized Subsidiary); (b) an Unauthorized Share Transfer pursuant to Section 3.6.2.1 (Change of Control; Unauthorized Share Transfer; Unauthorized Merger; Unauthorized Subsidiary); (c) an Unauthorized Merger pursuant to Section 3.6.2.1 (Change of Control; Unauthorized Share Transfer; Unauthorized Merger; Unauthorized Subsidiary); (d) the creation of an Unauthorized Subsidiary pursuant to Section 3.6.2.1 (Change of Control; Unauthorized Share Transfer; Unauthorized Merger; Unauthorized Subsidiary); and (e) a Pledged Green Loan Prepayment Event pursuant to Section 3.6.2.2 (Pledged Green Loan Prepayment Event).
1.1.119 Market Disruption Event has the meaning assigned to that term in Section 3.25.1 (Market Disruption)
1.1.120 Material Adverse Effect means a material adverse effect on:
1.1.120.1	the business, Property, liabilities, operations, assets or financial condition (present or future) of the Borrower;

1.1.120.2	the implementation of the Loan;
1.1.120.3	the ability of the Borrower to perform its obligations under any Financing Document to which it is a party;

1.1.120.4	the rights or remedies of IDB under the Financing Documents; or
1.1.120.5	the validity or enforceability of any material provision of any Financing Document.
1.1.121 Maturity Date means the A Loan Maturity Date, and/or, if applicable, the B Loan Maturity Date, as the context requires.
1.1.122 Merger means, with respect to the Borrower or any Consolidated Subsidiary, any merger, consolidation with or into another Person, liquidation, spin-off or reorganization to which the Borrower or its Consolidated Subsidiary (as applicable) is or becomes a party.
1.1.123 New York means the State of New York, United States.
1.1.124 Nonconforming Pledged Green Loan means any Pledged Green Loan that ceases to be an Eligible Sub-Loan.
1.1.125 Note means any promissory note in the agreed form described in either Section 3.4.1 (Notes) or Section 3.4.2 (Notes).
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.126 Obligations means the collective reference to:
1.1.126.1
the unpaid principal of and interest on the Loan (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loan, and interest accruing at the then applicable rate provided in this Agreement after the submission of the Borrower to a surveillance, intervention or liquidation regime, or the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding); and

1.1.126.2
all other obligations and liabilities of the Borrower to IDB or the Paying Agent (if any) under this Agreement or any other Financing Document, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or the other Financing Documents or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, charges, expenses or otherwise (including all fees and expenses that are required to be paid by the Borrower pursuant to the terms of this Agreement or any other Financing Document).

1.1.127 Obstructive Practice means, in connection with any investigation by IDB or any Authority into allegations of Prohibited Practices committed by the Borrower, or any of its Affiliates or any other Person acting on behalf of the Borrower or any of its Affiliates: (a) deliberately destroying, falsifying, altering or concealing evidence material to such investigation or making false statements to investigators in order to materially impede such investigation; (b) threatening, harassing or intimidating any Person to prevent such Person from disclosing knowledge of matters relevant to such investigation or from pursuing such investigation; or (c) taking any action intended to materially impede the exercise of the rights to access, information and inspection provided to IDB under this Agreement.
1.1.128 Organizational Documents means, with respect to any Person (other than a natural person), the memorandum and articles of incorporation, charter, or other constitutive documents, however called, of such Person.
1.1.129 Other Taxes has the meaning assigned to that term in Section 3.13.4 (Taxes).
1.1.130 Participant means any Person acquiring a Participation; provided that, for purposes of the definitions of “Increased Costs” and “Increased Costs Certificate” and Section 3.19 Increased Costs and Section 3.20 (Illegality), “Participant” also means any Person that acquires an investment in the A Loan (if applicable).
1.1.131 Participation means the investment of a Participant in the B Loan or, as the context may require, the B Loan Disbursements; provided, that for purposes of the definitions of “Increased Costs” and “Increased Costs Certificate” and Section 3.19 (Increased Costs) and Section 3.20 (Illegality), “Participation” also means the investment of a Participant in the A Loan (if applicable) or, as the context may require, the A Loan Disbursements.
1.1.132 Participation Agreement means any participation agreement entered into or to be entered into, in IDB’s customary form, satisfactory to IDB in all respects, between IDB and a Participant from time to time to which any such Participant acquires a Participation.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.133 Paying Agency Agreement means an agreement entered into, or to be entered into, in the agreed form, among the Borrower, IDB and the Paying Agent relating to the paying agency arrangements regarding the Loan.
1.1.134 Paying Agency Fee has the meaning assigned to that term in Section 3.8.5 (Charges and Fees).
1.1.135 Paying Agent means any financial institution acceptable to IDB, in its capacity as agent under the Paying Agency Agreement, or any successor agent appointed pursuant to the terms of the Paying Agency Agreement.
1.1.136 Permitted Investments means as to any Person:
1.1.136.1	with respect to Dollar-denominated investments,
1.1.136.1.1
securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition by such Person;

1.1.136.1.2	time deposits, certificates of deposit and banker’s acceptances of any Acceptable Financial Institution having maturities of not more than six (6) months from the date of acquisition by such Person;

1.1.136.1.3	Investments in funds substantially all the assets of which are comprised of securities of the types described in Sections 1.1.136.1.1 and 1.1.136.1.2;

1.1.136.1.4
United States Securities and Exchange Commission registered money market mutual funds conforming to Rule 2a-7 of the Investment Company Act of 1940 (17 C.F.R. § 270.2a-7) in effect in the United States of America, that invest primarily in securities of the types described in Section 1.1.136.1.1 and repurchase obligations backed by those obligations; and

1.1.136.1.5
Investments in commercial paper maturing within two hundred and seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from Standard & Poor’s Ratings Group (a division of McGraw Hill Companies) (S&P) of A-1, or from Moody’s Investor Services, Inc. (Moody’s) of Prime-1; and

Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.136.2	with respect to Peso denominated investments,
1.1.136.2.1
securities issued or directly and fully guaranteed or insured by the government of the Republic of Argentina or any agency or instrumentality thereof having maturities of not more than six (6) months from the date of acquisition by such Person;

1.1.136.2.2
time deposits, certificates of deposit and banker’s acceptances of Acceptable Local Financial Institutions and branches of foreign banks in the Republic of Argentina having maturities of not more than six (6) months from the date of acquisition by such Person; and

1.1.136.2.3	any other Peso investments in the Republic of Argentina that IDB agrees shall constitute a Permitted Investment.
1.1.137 Permitted Liens means:
1.1.137.1	Liens created under or pursuant to any of the Security Documents;
1.1.137.2
any tax or other Lien arising by operation of law while the obligation underlying that Lien is not yet due, or if due, is being contested in good faith by appropriate proceedings and so long as the Borrower has set aside adequate reserves sufficient to promptly pay in full any amounts that the Borrower may be ordered to pay on final determination of any such proceedings;

1.1.137.3
Liens which the Borrower is required to constitute with or in favor of any Authority pursuant to the Banking Regulations and other statutory preferences which are generally applicable to deposit-taking institutions; and

1.1.137.4
other Liens constituted or otherwise arising in the ordinary course of banking business including any Lien created under a repurchase agreement involving the sale and repurchase of securities entered into in the ordinary course of business and on the basis of arm’s length arrangements, provided that they fall within the limits permitted by the applicable Banking Regulations including Normas OPASI - Operaciones Pasivas — 2 Capítulo X (Afectación de activos en garantía), and Com A4888, A4975 and B9745, in effect as of the Effective Date.

1.1.138 Permitted Merger means any Merger of the Borrower or its Consolidated Subsidiary (as applicable) (a) (i) in which the Borrower (or its Consolidated Subsidiary, as applicable) is the surviving entity, and (ii) as to which the Borrower shall have notified IDB thereof either simultaneously with the Borrower’s advising the applicable Authority (ies) thereof or, if simultaneous notification is violative of Applicable Law, then as soon as permitted by Applicable Law; or (b) (i) in which the surviving entity in such Merger is an entity other than the Borrower or its Consolidated Subsidiary and (ii) as to which the Borrower shall have obtained the prior written consent of IDB thereto; provided that in the case of any Merger described in subsections (a) and (b) hereof, no Default or Event of Default exists or would result therefrom.
1.1.139 Permitted Subsidiary means any Subsidiary created by the Borrower after the Effective Date in compliance with Banking Regulations, the majority of Share Capital of which shall, immediately after the creation thereof, be owned by the Borrower, whether directly or indirectly (through the ownership by the Borrower of Share Capital in any other Person including any Subsidiary or Affiliate); and which shall be a Consolidated Subsidiary, provided that no Default or Event of Default exists or would result therefrom.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.140 Person means any natural person or any company, partnership, joint venture, firm, corporation, voluntary association, trust, enterprise, unincorporated organization or other body corporate or any Authority or any other entity whether acting in an individual, fiduciary or other capacity.
1.1.141 Pledged Green Loan means an Eligible Sub-Loan that is pledged by the Borrower as part of the Security pursuant to the Security Agreement, whether as of the date of execution of the Security Agreement or at any time thereafter.
1.1.142 Pledged Green Loan Curing Event means, as of any relevant determination date, with respect to all prepayments received by the Borrower under any Prepaid Pledged Green Loan and all amounts collected by the Borrower under any Defaulted Pledged Green Loans and/or Nonconforming Pledged Green Loans, (after applying such proceeds to the amounts then outstanding under the relevant Pledged Green Loan), the redeployment by the Borrower of such amounts to fund one or more additional Eligible Sub-Loans, in each case in compliance with the provisions of Section 6.1.15 (Pledged Green Loan Prepayment Event; Redeployment).
1.1.143 Pledged Green Loan Documents means, with respect to each Pledged Green Loan, all and each of the Eligible Sub-Loan Documents related thereto, whether as of the date of execution of the Security Agreement or at any time thereafter.
1.1.144 Pledged Green Loan Prepayment Event has the meaning ascribed to that term in Section 3.6.2.2.1 (Pledged Green Loan Prepayment Event).
1.1.145 Prepaid Pledged Green Loan means any Pledged Green Loan with respect to which the Borrower has received a prepayment thereof.
1.1.146 Prepayment Notice means a prepayment notice substantially in the form of Exhibit H (Form of Prepayment Notice).
1.1.147 Prohibited Practice means any of the following:
1.1.147.1	impairing or harming, or threatening to impair or harm, directly or indirectly, any Person or the property of such Person to improperly influence the actions of such Person (a Coercive Practice);
1.1.147.2	an arrangement between two or more Persons designed to achieve an improper purpose, including influencing improperly the actions of another Person (a Collusive Practice);
1.1.147.3	offering, giving, receiving, or soliciting, directly or indirectly, anything of value to influence improperly the actions of another Person (a Corrupt Practice);
1.1.147.4
any action or omission, including a misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a Person in order to obtain a financial benefit or avoid an obligation (a Fraudulent Practice); and

1.1.147.5	and Obstructive Practice.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.148 Property means any right or interest in or to assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
1.1.149 Relevant Change has the meaning assigned to that term in Section 3.20 (Illegality).
1.1.150 Required Collateralization Ratio means a Collateralization Ratio equal to not less than one hundred percent (100%).
1.1.151 Required Participants means Participants, other than Affiliated Participants, whose aggregate Participations are equal to or exceed thirty percent (30%) of the total amount of the B Loan held by Participants that are not Affiliated Participants.
1.1.152 Revised Green Loan Eligibility Criteria has the meaning assigned to that term in Section 6.1.2 (Revised Green Loan Eligibility Criteria).
1.1.153 Revised Green Loan Eligibility Criteria Date means the date on which the Revised Green Loan Eligibility Criteria is agreed between the Borrower and IDB, pursuant to Section 6.1.2 (Revised Green Loan Eligibility Criteria).
1.1.154 Second Currency has the meaning assigned to that term in Section 3.10.2 (Judgment Currency).
1.1.155 Security means the Liens created, or purported to be created, under the Security Documents to secure, among other things, all Obligations.
1.1.156 Security Agreement means the Contrato de Prenda to be entered into, by and between IDB and the Borrower, pursuant to which the Borrower grants to IDB for its sole and exclusive benefit (a) a first ranking and first priority lien and pledge (prenda de créditos) over all and each of the Pledged Green Loans and the Pledged Green Loan Documents; (b) an irrevocable power of attorney pursuant to which the Borrower grants to IDB and/or its agent full authority and authorization during the term of the Loan to take all necessary or advisable acts to carry out and/or exercise each and all of the rights, privileges, prerogatives, powers, and file and/or submit each and all of the claims and/or actions under the Security Agreement, including, the foreclosure of the first ranking and first priority credit pledge granted therein; and (c) certain related rights, as such Security Agreement is amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.
1.1.157 Security Documents means:
1.1.157.1	the Security Agreement;
1.1.157.2	all notices and communications actually given to Eligible Sub-Borrowers under the Pledged Green Loans;

1.1.157.3	the Administration and Custody Agreement;
1.1.157.4	other notices, consents, agreements and acknowledgements governed by the Applicable Law of the Borrower’s Country necessary or advisable to perfect IDB’s security interest in the Collateral; and

1.1.157.5
any other document granting a security interest in favor of IDB for the benefit of IDB as security for the Loan or for the Obligations, as each of the foregoing may from time to time be amended, modified, supplemented, renewed or restated.

Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.158 Share Capital means, as to any Person (other than a natural Person), all shares of any class or other ownership interests of any kind, however called, in such Person, and any and all warrants or options to purchase any of the foregoing.
1.1.159 Specified Currency has the meaning assigned to that term in Section 3.10 (Judgment Currency).
1.1.160 Specified Place has the meaning assigned to that term in Section 3.10 (Judgment Currency).
1.1.161 Structuring Fee has the meaning assigned to that term in Section 3.8.2 (Charges and Fees).
1.1.162 Subsidiary means with respect to any Person, any entity:
1.1.162.1	over fifty percent (50%) of whose Share Capital is owned, directly or indirectly, by that Person;
1.1.162.2	for which that Person may nominate or appoint a majority of the members of its Board of Directors; or

1.1.162.3	which is otherwise effectively Controlled by that Person.
Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower as shown on the Borrower’s audited Financial Statements and shall in any event include any Consolidated Subsidiaries.
1.1.163 Tax Returns means all returns, declarations, reports, estimates, information returns, statement and other documents of, relating to, or required to be filed with Authority, in respect of Taxes.
1.1.164 Taxes means all present and future taxes, charges, fees, duties, withholding obligations or other assessments of whatsoever nature levied by any Authority, together with any interest, penalties, additions to tax or other liabilities imposed thereon by any Authority.
1.1.165 Termination Date means the date described in Section 8.11 (Term of Agreement).
1.1.166 Transaction Taxes has the meaning assigned to that term in Section 3.13.2 (Taxes).
1.1.167 Unauthorized Merger means any Merger other than a Permitted Merger.
1.1.168 Unauthorized Share Transfer means any transfer by any Person of Share Capital of the Borrower (whether held directly in the Borrower or indirectly, through or resulting from the ownership by such Person of such Share Capital in or through any other Person) in excess of five percent (5%) of the total Share Capital of the Borrower if such transfer violates (or, if consummated pursuant to the proposed terms, would violate or cause the Borrower to violate), or the proposed transferee in connection with such transfer violates or would violate, Prohibited Practices, Foreign Assets Control and Anti-money Laundering Laws and/or the Applicable Law of the Republic of Argentina or would otherwise result in entities or individuals that are objectionable to IDB due to their suitability or activities, including in respect of integrity and corporate governance matters, owning Share Capital in the Borrower.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.1.169 Unauthorized Subsidiary means any Subsidiary (other than a Permitted Subsidiary) created by the Borrower after the Effective Date without the prior written consent of IDB.
1.1.170 United States or U.S. means the United States of America.
1.1.171 Voting Stock means, with respect to any Person, any stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person; provided that for the purposes hereof, stock which carries only the right to vote conditionally on the happening of an event shall not be considered Voting Stock, whether or not such event shall have happened.
Section 1.2 Financial Definitions. In this Agreement, the following terms shall have the following meanings:
1.2.1 Aggregate Exposure to Related Parties means, as of any relevant determination date, and with respect to all Related Parties of the Borrower, the aggregate of all loans, financings, credits, guarantees and borrowings of any kind granted by the Borrower to any such Related Parties, including all Problem Exposures and restructured loans made by the Borrower to any such Related Parties, and as accounted by the Borrower as an asset on the Borrower’s Financial Statements most recently delivered as of such date but net of any cash collateral securing the same.
1.2.2 Aggregate Exposure to Related Parties to Available Capital Ratio means, as of any relevant determination date, the result obtained by dividing (a) Aggregate Exposure to Related Parties by (b) Available Capital.
1.2.3 Available Capital means, the Borrower’s Responsabilidad Patrimonial Computable (RPC), as defined in, calculated in accordance with, and subject to the limits, restrictions and deductions set forth by the Argentine Central Bank in its Comunicaciones “A” 3959 and 4172, as amended from time to time and as reflected in the Borrower’s most recent monthly report entitled Responsabilidad Patrimonial Computable delivered to the Argentine Central Bank.
1.2.4 Current Assets means, as of any relevant determination date, the sum of the Borrower’s (a) cash, marketable securities, trade and other receivables realizable within one (1) year, (b) prepaid expenses that are to be taken into income within one (1) year and (c) inventories.
1.2.5 Current Liabilities means, as of any relevant determination date, the aggregate amount of all liabilities of the Borrower falling due on demand or within one (1) year (including the portion of Long-Term Debt falling due within one (1) year).
1.2.6 Deposits means, as of the relevant determination date, the Borrower’s total deposits, as defined in Normas OPASI of the Argentine Central Bank Regulations.
1.2.7 Economic Group means, with respect to any Person, all Persons that are Affiliates, Related Parties or Linked Parties of such Person.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.2.8 Economic Group Exposure Ratio means, as of any relevant determination date, the result obtained by dividing: (i) the Exposure of the Borrower to any Person or Economic Group; by (ii) Available Capital.
1.2.9 Exposure means with respect to any Person or Economic Group, the aggregate of all on-balance sheet assets (including equity) and off-balance sheet commitments and contingencies of the Borrower to such Person or Economic Group, less any related cash collateral; provided, however, that any on-balance sheet assets (including equity), or off-balance sheet commitments or contingencies to the Argentine Central Bank denominated in Pesos shall not be included in the calculation of the Exposure of the Borrower to such Person or Economic Group.
1.2.10 Foreign Currency Assets means all foreign currency amounts payable to the Borrower and all rights to receive revenues and other payments that are required to be paid to the Borrower in a currency other than Pesos and all liquid assets denominated in a currency other than Pesos.
1.2.11 Foreign Currency Debt means debt that is: (a) denominated in a currency other than Pesos, or (b) payable at the option of the payee in a currency other than Pesos; and for purposes of this definition, an obligation is deemed to be denominated in a currency other than Pesos if the terms thereof or of any Banking Regulations required that payment thereof will be made to the holder thereof by the Borrower in such currency other than Pesos.
1.2.12 Indebtedness for Borrowed Money means, all obligations of the Borrower to repay money including, without limitation, with respect to: (a) borrowed money; (b) the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by the Borrower; (c) any credit to the Borrower from a supplier of goods or services under any installment purchase or other similar arrangement with respect to goods or services (except trade accounts that are payable in the ordinary course of business); (d) non-contingent obligations of the Borrower to reimburse any other Person with respect to amounts paid by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the benefit of the Borrower with respect to trade accounts that are payable in the ordinary course of business); (e) amounts raised under any other transaction having the financial effect of a borrowing (and not as an off-balance sheet financing) under the Accounting Principles including, without limitation, under leases or similar arrangements entered into primarily as a means of financing the acquisition of the asset leased; (f) the amount of the Borrower’s obligations pursuant to derivative transactions which will consist of swap, collar and cap agreements entered into in connection with other Debt of the Borrower, provided that for the avoidance of double counting and for so long as any such swap, collar or cap agreement is in effect, that Debt will be included in Indebtedness for Borrowed Money pursuant to the terms of the relevant derivative transaction and not the terms of the agreement providing for that Debt when it was incurred; and (g) any premium payable on a mandatory redemption or replacement of any of the foregoing obligations.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.2.13 Linked Party means with respect to any Person (“Person A”), each of the following: (a) each other Person who has received a loan or other extension of credit from the Borrower and has provided proceeds of any loan or extension of credit or assets purchased with the proceeds of any loan or extension of credit to Person A in a transaction that is not an arm’s length arrangement; or (b) each other Person who has received a loan or other extension of credit from the Borrower and has a financial interest in a common enterprise with Person A, where a common enterprise is deemed to exist when the expected source of repayment is the same for their respective loans or extensions of credit and neither Person A nor the other Person has another source of income from which the loan and such Person’s other financial obligations may be fully repaid; and it is understood that an employer will be treated as the source of repayment for credit to an employee of such employer under this clause (b) so that any employee shall be considered a Linked Party of its employer if such employer has received a loan or other extension of credit from the Borrower.
1.2.14 Loan Loss Reserves means, as of any relevant determination date, the aggregate of all loan loss reserves required by the Argentine Central Bank to be maintained by the Borrower in the amount maintained by the Borrower, as appearing on the Borrower’s Financial Statements most recently delivered as of such date.
1.2.15 Loan Loss Reserves to Problem Exposures Ratio means, as of any relevant determination date, the result obtained by dividing (a) Loan Loss Reserves by (b) Problem Exposures Loans.
1.2.16 Long-Term Debt means, that part of the debt the final maturity of which, by its terms or the terms of any agreement relating to it, falls due more than one (1) year after the date of its incurrence.
1.2.17 Minimum Capital Requirements means the minimum amount of capital required by the Banking Regulations and referred to as Capitales Mínimos de las Entidades Financieras in the Argentine Central Bank Regulations, including as to Available Capital adjusted by Risk-Weighted Assets.
1.2.18 Minimum Capital Requirements Excess means any amount in excess of the Minimum Capital Requirements.
1.2.19 Open Credit Exposures Ratio means the result obtained by dividing: (a) the result obtained by subtracting Loan Loss Reserves from Problem Exposures; by (b) Available Capital.
1.2.20 Problem Exposures means the aggregate of: (a) Exposures where any portion of such Exposures are, on a non-accrual basis, ninety (90) days or more in arrears, or for which there is otherwise doubt that payments will be made in full; (b) Exposures where any portion of such Exposures have been restructured within the past twelve (12) months; (c) assets received in lieu of payment (including, but not limited to, real estate and equity shares); and (d) claims on other Persons that are unreconciled, unsettled or otherwise unresolved for ninety (90) days or longer.
1.2.21 Related Party means, in respect of any Person, any (a) Affiliate; (b) any executive or non-executive member of the board of directors (or other similar body) of such Person; (c) any employee of such Person holding a managerial position or exercising managerial functions; (d) other Person directly or indirectly owning five per cent (5%) or more of the Share Capital (or the voting Share Capital) of such Person; (e) other Person of whom such Person owns directly or indirectly five per cent (5%) or more of its Share Capital; or (f) other Person that is or is deemed to be related (parte relacionada) to such Person, as defined and classified in accordance with the Banking Regulations.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.2.22 Risk-Weighted Assets means, as of any relevant determination date, the aggregate of the Borrower’s balance sheet assets and off-balance sheet engagements (as appearing on the Borrower’s Financial Statements most recently delivered as of such date), weighted for credit risk in accordance with the provisions of the Argentine Central Bank Regulations.
1.2.23 Three Month Maturity Gap means, as of any relevant determination date, the result obtained by subtracting (a) Current Assets that can be liquidated within ninety (90) days from (b) Current Liabilities falling due within ninety (90) days.
1.2.24 Unhedged Open Foreign Exchange Position means, as of any relevant determination date, the result obtained by subtracting (a) the Foreign Currency Assets (expressed in Dollars) and as appearing in the unaudited (or, in the case of the last Financial Quarter of any Financial Year audited), Financial Statements for the relevant Financial Quarter most recently delivered as of such determination date from (b) Foreign Currency Debt.
Section 1.3 Interpretation. In this Agreement, unless the context otherwise requires:
1.3.1 headings and the rendering of text in bold and italics are for convenience only and do not affect the interpretation of this Agreement;
1.3.2 words importing the singular include the plural and vice versa and the masculine, feminine and neuter genders include all genders;
1.3.3 the words “hereof”, “herein”, and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
1.3.4 a reference to a Section, paragraph, party or Exhibit is a reference to that Section or paragraph of, or that party or Exhibit to, this Agreement unless otherwise specified;
1.3.5 a reference to this Agreement or any other Financing Document shall mean such document including any amendment or supplement to, or replacement, novation or modification of, that document but disregarding any amendment, supplement, replacement, novation or modification made in breach of this Agreement or such Financing Document;
1.3.6 a reference to a Person includes that Person’s successors and permitted assigns;
1.3.7 all terms defined in this Agreement shall have the defined meanings when used in the Notes or in any certificate or other document made or delivered pursuant hereto;
1.3.8 the term “including” means “including without limitation” and any list of examples following such term shall in no way restrict or limit the generality of the word or provision in respect of which such examples are provided;
1.3.9 phrases such as “satisfactory to IDB”, “approved by IDB”, “acceptable to IDB”, “in IDB’s discretion”, and phrases of similar import authorize and permit IDB to approve, disapprove, act or decline to act in its sole discretion;
1.3.10 a document is in “agreed form” if it is in the form initialed for the purposes of identification as such by the Borrower and IDB on or before the Effective Date with such changes as IDB may agree with the Borrower; and
Banco de Galicia Senior Secured Loan Agreement
Execution Version

1.3.11 references to any statute, code or statutory provision are to be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted, and include references to all bylaws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom unless the context otherwise requires.
1.3.12 references to any Financing Document shall mean such Financing Document as from time to time amended, amended and restated, modified or supplemented in accordance with the terms thereof.
Section 1.4 Business Day Adjustment. Except as otherwise expressly provided herein, where the day on or by which a payment is due to be made is not a Business Day, that payment shall be made on or by the next succeeding Business Day. Interest, fees and charges (if any) thereon shall continue to accrue for the period from the due date that is not a Business Day to that next succeeding Business Day.
Section 1.5 Conflicts. In the case of any conflict between the provisions of this Agreement and the provisions of any other Financing Document, the provisions of this Agreement shall prevail.
Section 1.6 Financial Calculations.
1.6.1 All financial calculations to be made under, or for the purposes of, this Agreement and any other Financing Document or in any certificate or other document made or delivered pursuant hereto or thereto shall be determined in accordance with Accounting Principles.
1.6.2 Except as otherwise required to conform to any provision of this Agreement, all financial calculations shall be made from the then most recently issued quarterly Financial Statements which the Borrower is obligated to furnish to IDB under Section 6.3.2 (Unaudited Quarterly Financial Statements).
1.6.3 Where quarterly Financial Statements are used for the purpose of making financial calculations and those statements are with respect to the last Financial Quarter, then, at IDB’s option, those calculations may instead be made from the audited Financial Statements for the relevant Financial Year.
1.6.4 If any material adverse change in the financial condition of the Borrower has occurred after the end of the period covered by the Financial Statements used to make the relevant financial calculations, that material adverse change shall also be taken into account in calculating the relevant figures.
1.6.5 If a financial calculation is to be made under or for the purposes of this Agreement or any other Financing Document on a Consolidated Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant Financial Statements of each of the entities whose accounts are to be consolidated with the accounts of the Borrower plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Borrower.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

Article II.
The Loan
Section 2.1 Description of the Loan. Subject to the terms and conditions of this Agreement, IDB is prepared to make available to the Borrower a loan in the aggregate principal amount of up to sixty million Dollars (US$60,000,000).
Section 2.2 Purpose of the Loan. The purpose of the Loan is to finance the Borrower’s financing of Green Loans to Eligible Sub-Borrowers in the Republic of Argentina.
Article III.
Agreement for the Loan
Part 1: The Loan
Section 3.1 The Loan Amount.
3.1.1 Subject to the provisions of this Agreement, IDB makes the Loan, in favor of the Borrower and as of the Effective Date. The Loan shall consist of:
3.1.1.1	the A Loan, in an aggregate principal amount of up to thirty million Dollars ($30,000,000), such amount to be funded by IDB from its ordinary capital resources (the A Loan Commitment); and
3.1.1.2
if and when funded, the B Loan, in an aggregate principal amount of up to thirty million Dollars ($30,000,000) or such other amount, such amount to be funded by the Participant(s) pursuant to the relevant Participation Agreement(s).

Section 3.2 Disbursement Procedure.
3.2.1 Subject to the satisfaction of the conditions set forth in Article V (Conditions Precedent to Disbursement), the Borrower may, with respect to each of the A Loan and the B Loan, request up to and not more than four (4) Disbursements of the Loan by delivering to IDB, with respect to each such Disbursement, at least ten (10) Business Days prior to the Disbursement Date, a Disbursement Request and a Disbursement Receipt, each in the agreed form, appropriately completed and duly executed by an Authorized Representative of the Borrower. Each Disbursement Request shall be irrevocable.
3.2.2 IDB shall have no obligation to make any B Loan Disbursement unless and until the Participant(s) shall have made available to IDB or the Paying Agent, if applicable, in immediately available funds, its/their proportionate share of such Disbursement in accordance with the Participation Agreement(s).
3.2.3 The Borrower shall not be entitled to make any Disbursement Requests after the Commitment Termination Date. All Disbursements shall be made to an account of the Borrower in the United States of America specified by the Borrower in the Disbursement Request, for further credit to the Borrower in the Borrower’s Country, in accordance with Applicable Law. Each Disbursement shall be made in an aggregate amount of not less than five million Dollars (US$5,000,000) except for the first Disbursement which shall be made in an aggregate amount of not less than three million Dollars (US$3,000,000); provided however that the last Disbursement shall be in an aggregate amount up to the undisbursed portion of the A Loan. All Disbursements shall be limited to one per month.
3.2.4 With respect to the A Loan, the Borrower may elect that the A Loan bear interest at either the A Loan Fixed Rate (as set forth in 3.22.4 (A Loan Interest)) or the A Loan Variable Rate (as set forth in Section 3.22.2 (A Loan Interest)), pursuant to the procedures set forth in 3.2.1 (Disbursement Procedure).
Banco de Galicia Senior Secured Loan Agreement
Execution Version

Section 3.3 Repayment.
3.3.1 The Borrower shall repay the A Loan in equal installments of principal, each in an amount equal to the percentage of the full amount of the A Loan disbursed as of the First A Loan Repayment Date corresponding to the relevant A Loan Repayment Date set out in the following table on each Interest Payment Date commencing on August 15, 2012 and ending on August 15, 2016 (each such date, an A Loan Repayment Date); provided that the entire outstanding principal amount of the A Loan shall be due and payable on the Interest Payment Date immediately preceding the sixth (6th) anniversary of the Effective Date (the A Loan Maturity Date).

Percentage of A Loan Repayment on
A Loan Repayment Date	A Loan Repayment Date

August 15, 2012	11.11%
February 15, 2013	11.11%
August 15, 2013	11.11%
February 15, 2014	11.11%
August 15, 2014	11.11%
February 15, 2015	11.11%
August 15, 2015	11.11%
February 15, 2016	11.11%
August 15, 2016	11.12%
3.3.2 The Borrower shall repay the B Loan in installments to be agreed in writing by IDB and the Borrower after the Effective Date.
3.3.3 Principal amounts repaid pursuant to this Section 3.3 (Repayment) may not be reborrowed.
Section 3.4 Notes.
3.4.1 To further evidence its obligation to repay the Loan, with interest accrued thereon, at the request of IDB, the Borrower shall issue and deliver to IDB, on or prior to each Disbursement Date, one or more Notes substantially in the form of, as applicable, Exhibit I-1 (Form of A Loan Promissory Note), and, if applicable, Exhibit I-2 (Form of B Loan Promissory Note) in the respective principal amount of each of the A Loan Disbursement and the B Loan Disbursement and with signatory authorization and powers duly certified by a notary public. At IDB’s request, the Borrower shall promptly execute and deliver one or more new Notes satisfactory to IDB to substitute for one or more Notes previously delivered to IDB.
3.4.2 Further, the Borrower shall also, upon request of IDB, issue and deliver to IDB, on the Business Day immediately following each Interest Rate Determination Date, one or more Notes substantially in the form of, as applicable, Exhibit I-1 (Form of A Loan Promissory Note) and, if applicable, Exhibit I-2 (Form of B Loan Promissory Note) in the respective amount of interest for the next Interest Period, (all such promissory notes, including the promissory notes described in the preceding sentence relating to principal, referred to collectively as the Notes).
Banco de Galicia Senior Secured Loan Agreement
Execution Version

3.4.3 Each Note issued pursuant to Sections 3.4.1 and 3.4.2 shall (a) be dated as of the date of the execution thereof; (b) in the case of Notes (i) evidencing principal, such Note shall be in an amount equal to the principal amount of the A Loan Disbursement or the B Loan Disbursement, as the case may be; and (ii) evidencing a payment of interest due in an Interest Period, shall be in an amount equal to all interest scheduled to be payable on the respective A Loan or B Loan, as the case may be, on the last day of such Interest Period; (c) bear interest if applicable at the rate set forth in Section 3.12 (Late Charges); and (d) be payable on demand (a la vista). The Borrower shall on the last day of each Interest Period, execute and deliver to IDB new Notes in respect of all interest scheduled to be payable on the Loan on the last day of the immediately succeeding Interest Period, which shall have been appropriately completed to include the information specified in this Section 3.4.3; provided however that (x) if the Borrower has paid the interest accrued during the preceding Interest Period, the new Note shall be a replacement of (and not in addition to) the Note or Notes then in effect evidencing interest; (y) if the Borrower fails to replace any Note or Notes evidencing interest but nonetheless pays the interest accrued during the preceding Interest Period, IDB shall be entitled to claim under such existing Note or Notes the amount of interest that may accrue in the succeeding Interest Period or Interest Periods; and (z) if the Borrower fails to pay the interest accrued during the preceding Interest Period, the Borrower shall remain obligated to execute and deliver to IDB a Note in respect of the immediately succeeding Interest Periods, which shall not replace the Note or Notes then in effect. IDB shall calculate the interest due by the Borrower for each such Interest Period and inform the Borrower thereof on or promptly after each applicable Interest Rate Determination Date so as to permit the Borrower to deliver to IDB the applicable Note. The obligation of the Borrower to issue and deliver to IDB any of the Notes in respect of interest due under the Loan, as provided in this Section 3.4 (Notes), is a continuing obligation of the Borrower subject to specific performance and IDB shall have all rights under Applicable Law to demand such specific performance of the Borrower according to the terms hereof.
3.4.4 At the time of the last Disbursement of the A Loan and the B Loan, the Borrower shall, at the request of IDB, deliver to IDB (a) a Note in the total amount of all Disbursements of the A Loan (including the amount of such last Disbursement) with signatory authorization and powers duly certified by a notary public and due and payable on the A Loan Maturity Date, and (b) a Note in the total amount of all Disbursements of the B Loan (including the amount of such last Disbursement) with signatory authorization and powers duly certified by a notary public and due and payable on a date to be determined on separate terms and conditions to be agreed upon, if applicable, between IDB and the Borrower (with respect to the B Loan Participant(s)) after the Effective Date, in exchange for all Notes previously executed and delivered by the Borrower for Disbursements of the A Loan and the B Loan, respectively.
3.4.5 The issuance, execution and delivery of any Note pursuant to this Agreement shall not be or be construed as a novation with respect to this Agreement or any other agreement between IDB and the Borrower and shall not limit, reduce or otherwise affect the obligations or rights of the Borrower under this Agreement, and the rights and claims of IDB under any Note shall not replace or supersede the rights and claims of IDB under this Agreement, all subject to the remaining provisions of this Section 3.4 (Notes).
Banco de Galicia Senior Secured Loan Agreement
Execution Version

3.4.6 Payment of the principal amount of any Note shall pro tanto discharge the obligation of the Borrower to repay that portion of the A Loan and/or B Loan to which such Note relates; and payment of interest accrued on any Note shall pro tanto discharge the obligation of the Borrower to pay such amount of interest on that portion of the A Loan and/or B Loan to which such Note relates.
3.4.7 Payment of the principal amount of the A Loan and/or (if applicable) the B Loan shall pro tanto discharge the obligation of the Borrower to repay the principal amount of the Note or Notes relating to that portion of the A Loan and/or (if applicable) the B Loan, and payment of interest accrued on the A Loan and/or (if applicable) the B Loan, shall pro tanto discharge the obligation of the Borrower to pay such amount of interest in respect of the Note or Notes relating to the A Loan and/or (if applicable) the B Loan to which such interest relates.
Section 3.5 IDB’s Determination Final. IDB’s internal records regarding payments made on account of the Obligations shall be final and conclusive and shall bind the Borrower unless the Borrower proves to IDB’s satisfaction that the determination involved manifest error; provided that the failure of IDB to maintain such accounts or any error therein shall not in any manner reduce or limit the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.
Section 3.6 Voluntary and Mandatory Prepayments.
3.6.1 Voluntary Prepayments. The Borrower may voluntarily prepay, on any Interest Payment Date, any of the Loan principal amount outstanding, in accordance with the following:
3.6.1.1
the Borrower shall deliver to IDB, at least thirty (30) Business Days prior to the relevant Interest Payment Date, a Prepayment Notice which shall set forth the relevant Interest Payment Date and the amount of principal of the Loan to be paid on such date;

3.6.1.2
the Borrower shall concurrently pay (a) all accrued interest on the Loan; (b) all accrued Increased Costs (if any) on that part of the Loan; (c) the amount payable (if any) in respect of such prepayment pursuant to Section 3.14.1.2 (Costs, Expenses and Losses); (d) the amount of any prepayment fee in respect of such prepayment pursuant to Section 3.7 (Applications of Prepayments; Prepayment Fee); (e) Fixed Rate Prepayment Costs (if any) in respect of such prepayment; and (f) all other Obligations then due and payable;

3.6.1.3
the principal amount of the Loan prepaid shall be an amount equal to at least three million Dollars (US$3,000,000), provided any amount prepaid concurrently therewith in excess of such three million Dollars (US$3,000,000) shall be in an amount no less than whole multiples of one million Dollars (US$1,000,000); and

3.6.1.4	the Borrower shall deliver to IDB prior to the date of prepayment, evidence satisfactory to IDB that all necessary Authorizations, if any, with respect to the prepayment have been obtained.
A Prepayment Notice is irrevocable. Upon delivery of a Prepayment Notice in accordance with this Section 3.6.1 (Voluntary Prepayments), the Borrower shall be obligated to make the prepayment in accordance with the terms of that notice and the amount stated to be prepaid shall become due and payable on the Interest Payment Date specified for such prepayment.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

3.6.2 Mandatory Prepayments.
3.6.2.1
Change of Control; Unauthorized Share Transfer; Unauthorized Merger; Unauthorized Subsidiary. The Borrower shall be obligated to make a mandatory prepayment of all Obligations, including the principal balance of, and accrued interest on, the Loan, upon the occurrence of (a) any Change of Control, (b) any Unauthorized Share Transfer, (c) any Unauthorized Merger and/or (d) the creation by the Borrower of any Unauthorized Subsidiary. Prepayment required by this Section 3.6.2.1 (Change of Control; Unauthorized Share Transfer; Unauthorized Merger; Unauthorized Subsidiary) shall be due and payable within five (5) days after the occurrence of such Mandatory Prepayment Event resulting in such prepayment being required.

3.6.2.2	Pledged Green Loan Prepayment Event.
3.6.2.2.1
Subject to the terms and conditions of this Section 3.6.2.2 (Pledged Green Loan Prepayment Event), the Borrower shall be obligated to make a mandatory prepayment of the Obligations, including the principal balance of, and accrued interest on, the Loan, in the event that the total amounts prepaid (or to be prepaid) under any Prepaid Pledged Green Loans and the total amounts due under any Defaulted Pledged Green Loans and Nonconforming Pledged Green Loans, in the aggregate and calculated in each case as of any relevant determination date, either (a) (i) are equal to, or greater than, ten percent (10%) of the principal amount then outstanding under the Loan, and (ii) a Pledged Green Loan Curing Event has not occurred within ninety (90) days from such relevant determination date or (b) (i) are less than ten percent (10%) of the principal amount then outstanding under the Loan, and (ii) a Pledged Green Loan Curing Event has not occurred within three hundred and sixty (360) days from such relevant determination date (either, a Pledged Green Loan Prepayment Event).

3.6.2.2.2
The Borrower may during the relevant cure periods set forth in Section 3.6.2.2.1 above, redeploy the proceeds of amounts received or collected by the Borrower under such Prepaid Pledged Green Loans, Defaulted Pledged Green Loans and Nonconforming Pledged Green Loans (as applicable) to fund additional Eligible Sub-Loans and/or fund additional Eligible Sub-Loans in substitution thereof; provided that (i) the prior approval of the Banking Authority shall not be required therefor, (ii) the Borrower complies fully with all Banking Regulations, and (iii) all such additional Eligible Sub-Loans resulting from the redeployment of such proceeds or otherwise funded by the Borrower are pledged by the Borrower as part of the Security, in accordance with the terms hereof, including Section 6.1.15 (Pledged Green Loan Prepayment Event; Redeployment).

Banco de Galicia Senior Secured Loan Agreement
Execution Version

3.6.2.2.3
Upon the occurrence of any Pledged Green Loan Prepayment Event (after expiration of the relevant above-described ninety (90) or three hundred and sixty (360) day period), the Borrower shall apply all proceeds prepaid to or collected by the Borrower (and not otherwise redeployed pursuant to any Pledged Green Loan Curing Event) under all Prepaid Pledged Green Loans, Defaulted Pledged Green Loans and/or Nonconforming Pledged Green Loans towards the payment (whether partial or in full, as applicable) of all Obligations under this Agreement.

3.6.2.3
Concurrent Payments. The Borrower shall concurrently with any prepayment described in Section 3.6.2.1 and/or (following expiration of applicable cure periods) Section 3.6.2.2, pay (a) all accrued interest on such prepaid amount to the date of receipt of such prepayment; (b) all accrued Increased Costs (if any) on the Loan; (c) the amount payable (if any) in respect of such prepayment pursuant to Section 3.14 (Costs, Expenses and Losses); (d) the amount of any prepayment fee in respect of such prepayment due pursuant to Section 3.7 (Application of Prepayments; Prepayment Fee); (e) Fixed Rate Prepayment Costs (if any) in respect of such prepayment ; and (f) all other Obligations then due and payable.

Section 3.7 Application of Prepayments; Prepayment Fee.
3.7.1 Amounts of principal prepaid under Section 3.6 (Voluntary and Mandatory Prepayments) shall:
3.7.1.1	first, be allocated by IDB pro rata between the A Loan and, if applicable, the B Loan in proportion to their respective principal amounts outstanding; and
3.7.1.2	then, be applied by IDB to the outstanding installments of principal of the A Loan and to the outstanding installments of principal of the B Loan in the inverse order of maturity.
3.7.2 Any principal amount of the Loan prepaid under Section 3.6 (Voluntary and Mandatory Prepayments) may not be reborrowed.
3.7.3 A prepayment fee will be assessed on any amounts prepaid under Section 3.6 (Voluntary and Mandatory Prepayments) as set forth below:
3.7.3.1
with respect to the A Loan and, if applicable, the B Loan, during the period from the First Disbursement Date until the first (1st) anniversary of the First Disbursement Date, an amount equal to two percent (2%) of any and all amounts prepaid on the Loan during such period;

3.7.3.2
with respect to the A Loan and, if applicable, the B Loan, after the first (1st) anniversary of the First Disbursement Date and on or prior to the second (2nd) anniversary of the First Disbursement Date, one and one half percent (1.5%) of the amount of the Loan prepaid; and

3.7.3.3
with respect to the A Loan and, if applicable, the B Loan, after the second (2nd) anniversary of the First Disbursement Date and on or prior to the third (3rd) anniversary of the First Disbursement Date, one percent (1%) of the amount of the Loan prepaid;

Banco de Galicia Senior Secured Loan Agreement
Execution Version

provided that no prepayment fee shall be due if any amount of the Loan is prepaid on any day after the third (3rd) anniversary of the First Disbursement Date; provided further that no prepayment fee shall be due in the event the Borrower prepays in full, (a) pursuant to Section 3.6.2.2 (Pledged Green Loan Prepayment Event) or (b) pursuant to Section 3.19.2 (Increased Costs), the outstanding amount of the A Loan.
Section 3.8 Charges and Fees. The Borrower shall pay to IDB the following fees:
3.8.1 a front-end fee (the Front-End Fee) due and payable to IDB in accordance with the Fee Letter dated on or about the Effective Date executed by the Borrower and IDB;
3.8.2 if applicable, a structuring fee in relation to the B Loan (the Structuring Fee) to be determined in a separate Fee Letter entered into between the Borrower and IDB after the Effective Date;
3.8.3 if applicable, an annual administration fee in relation to the B Loan (the Administration Fee) due and payable to IDB in accordance with the Fee Letter dated on or about the Effective Date executed by the Borrower and IDB;
3.8.4 a commitment fee (the Commitment Fee) due and payable to IDB in accordance with the Fee Letter dated on or about the Effective Date executed by the Borrower and IDB;
3.8.5 if applicable, a paying agency fee in relation to the B Loan (the Paying Agency Fee), to be agreed upon, if applicable, among IDB, the Borrower and the Paying Agent; and
3.8.6 if applicable, any underwriting or similar fee in accordance with any agreement in respect thereof made by the Borrower with any Participant or underwriter in respect of any Participant.
Section 3.9 Currency and Place of Payment. Payments of all Obligations due to IDB shall be made in Dollars, in immediately available funds to IDB or the Paying Agent, if applicable, at the New York office of Deutsche Bank Trust Company Americas, Church Street Station, Account No. IDB-OC-04025213 (ABA # 021-001-033) Swift BKTRUS33XX for further credit to Receipt Account No. 2354A/OC-AR BCO GALICIA , Attention: MT-Foreign Section, by no later than 11:00 a.m. New York City time, or at such other bank or banks, in such place or places, as IDB shall from time to time designate; IDB may deem any payment, or part thereof, relating to the Loan that is received after that time as made on the next Business Day and, accordingly, with respect to the B Loan, interest shall accrue on the Participant(s)’ pro rata share of that payment with respect to which IDB is unable to make same day remittance to the Participant(s).
Banco de Galicia Senior Secured Loan Agreement
Execution Version

Section 3.10 Judgment Currency.
3.10.1 This is an international loan transaction in which the specification of Dollars (the Specified Currency) or any Foreign Currency, as the case may be, and any payment in New York or the country of the Foreign Currency, as the case may be (the Specified Place), is of the essence, and the Specified Currency shall be the currency of account in all events relating to the Loan denominated in the Specified Currency. The payment obligations of the Borrower under this Agreement and each other Financing Document shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transferred to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder or thereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder or under any other Financing Document in the Specified Currency into another currency (the Second Currency), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures IDB could purchase the Specified Currency with the Second Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to IDB hereunder shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by IDB of any sum adjudged to be due hereunder in the Second Currency to IDB, IDB may in accordance with normal banking procedures purchase an amount denominated in the Specified Currency with the amount denominated in the Second Currency so adjudged to be due, and transfer the Specified Currency so purchased to the Specified Place; and the Borrower, as a separate obligation and notwithstanding any such judgment, shall indemnify IDB on demand in the Specified Currency, any difference between the sum originally due to IDB in the Specified Currency and the amount of the Specified Currency so purchased and transferred.
3.10.2 Notwithstanding the terms of Section 3.10.1 (Judgment Currency), IDB may require the Borrower to pay (or reimburse IDB) in any Foreign Currency for:
3.10.2.1	any Taxes and other amounts payable under Section 3.13 (Taxes); and

3.10.2.2	any fees, costs and expenses payable under Section 3.8 (Charges and Fees) or Section 3.14 (Costs, Expenses and Losses);
in each case to the extent such amounts are payable in such other Foreign Currency.
Section 3.11 Allocation of Partial Payments. If IDB at any time receives less than the full amount then due to it in respect of the Obligations, IDB shall have the right (as between IDB and the Borrower) to allocate and apply such payment in any way or manner and for such purpose or purposes under this Agreement or any other Financing Document as IDB in its discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.
Section 3.12 Late Charges.
3.12.1 Without limiting the remedies available to IDB under this Agreement, any other Financing Document or otherwise, and to the extent permitted by Applicable Law, if the Borrower fails to make any payment of principal or interest (including interest payable pursuant to this Section 3.12 (Late Charges)) or any fees, expenses and other Obligations of the Borrower, in each case when due as specified in this Agreement (whether at stated maturity or upon acceleration), then, so long as such amount shall be overdue, the Borrower shall pay interest on the amount of that payment due and unpaid at the rate which shall be the sum of (a) two percent (2%) per annum plus the A Loan Interest Rate (with respect to amounts relating to the A Loan) and (b) two percent (2%) per annum plus the B Loan Interest Rate (with respect to amounts relating to the B Loan).
Banco de Galicia Senior Secured Loan Agreement
Execution Version

3.12.2 Interest at the rates referred to in Section 3.12.1 (Late Charges) shall accrue from and including the date the payment was due until the date on which such payment is made in full but excluding the date on which IDB actually receives the payment (after as well as before judgment) and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.
Section 3.13 Taxes.
3.13.1 The Borrower acknowledges that under the Agreement Establishing the Inter-American Development Bank dated December 30, 1959, IDB and its Property, income and transactions are immune from all Taxes imposed by IDB Members.
3.13.2 Notwithstanding the foregoing, the Borrower shall pay or cause to be paid all Taxes and other liabilities of whatsoever nature (other than any Taxes imposed on or measured by net income) imposed on or in connection with the payment of any Obligation by any Authority of the Borrower’s Country or any Authority of any other jurisdiction from or through which any such payment is made (including payments made by IDB to the Participant(s) under the respective Participation Agreement(s)) (all such Taxes and liabilities, collectively, Transaction Taxes).
3.13.3 All payments by the Borrower under this Agreement or under any other Financing Document shall be made free and clear of and without deduction or withholding for or on account of any Transaction Taxes. If the Borrower is required by Applicable Law or otherwise to deduct or withhold any Transaction Taxes from any such payment (a) the amount payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional amounts payable under this Section 3.13 (Taxes)) IDB receives the full amount it would have received had no such deduction or withholding been required, and (b) the Borrower shall make such deduction or withholding and shall pay the full amount deducted or withheld to the relevant Authority in accordance with Applicable Law.
3.13.4 The Borrower shall pay any stamp, recording, documentary or similar Taxes and all other charges or levies payable on or in connection with the execution, delivery, registration, consularization, translation, notarization or enforcement of this Agreement and the other Financing Documents (collectively, Other Taxes).
3.13.5 The Borrower shall furnish to IDB, within thirty (30) days after the date the payment of any Transaction Taxes or Other Taxes is due, certified copies of receipts evidencing such payment by the Borrower or, if such receipts are not obtainable, other evidence of such payments by the Borrower satisfactory to IDB.
Section 3.14 Costs, Expenses and Losses.
3.14.1 If IDB or the Participant(s) shall incur any cost, expense or loss as a result of the Borrower’s:
3.14.1.1
failing to (a) pay any Obligations on the due date; (b) borrow in accordance with any Disbursement Request; (c) make any prepayment in accordance with a notice of prepayment pursuant to Section 3.6 (Voluntary and Mandatory Prepayments); or (d) make any repayment or prepayment required pursuant to Section 3.3 (Repayment) or Section 3.20 (Illegality), as the case may be;

Banco de Galicia Senior Secured Loan Agreement
Execution Version

3.14.1.2	prepaying all or any portion of the Loan principal amount on a date other than a Loan Repayment Date; or
3.14.1.3	canceling any or all of the Loan pursuant to Section 3.15 (Suspension or Cancellation by IDB) or Section 3.16 (Cancellation by the Borrower);
then the Borrower shall immediately pay, in Dollars, to IDB the amount that IDB shall notify to the Borrower from time to time as being the aggregate of such actual costs, expenses and losses.
3.14.2 For the purposes of this Section 3.14 (Costs, Expenses and Losses), “costs, expenses or losses” include any interest paid or payable to cover any unpaid amount, any “broken funding” or hedge liquidation costs and any loss, premium, penalty or expense that may be incurred in liquidating or employing deposits of or borrowings from third parties in order to make, maintain or fund all or any part of the Loan or Participation (but, in each case, after taking into account any Fixed Rate Prepayment Costs received by IDB under Section 3.17 (Fixed Rate Prepayment Costs for Prepayment of A Loan), and, in the case of a late payment, after taking into account any late payment interest received by IDB under Section 3.12 (Late Charges)).
Section 3.15 Suspension or Cancellation by IDB.
3.15.1 IDB may, by notice to the Borrower, suspend the right of the Borrower to Disbursements or cancel all or any portion of the undisbursed balance of the Loan if:
3.15.1.1	the first Disbursement has not been made by the Commitment Termination Date, or such other date as the parties may agree;

3.15.1.2	any Default has occurred and is continuing; or

3.15.1.3	the Borrower’s Country ceases to be an IDB Member.
3.15.2 Upon the giving of such notice, the right of the Borrower to any further Disbursements shall be suspended (for such period and on such conditions as determined by IDB in its discretion) or cancelled, as the case may be. The exercise by IDB of its right of suspension shall not preclude IDB from exercising its right of cancellation, either for the same or any other reason, and shall not limit any other rights of IDB under any other provision of this Agreement or any of the other Financing Documents.
Section 3.16 Cancellation by the Borrower.
3.16.1 The Borrower may, by notice to IDB, irrevocably request IDB to cancel the undisbursed portion of the Loan on the date specified in such notice (which shall be a date not earlier than fifteen (15) Business Days after the date of that notice).
3.16.2 IDB shall, by notice to the Borrower, cancel the undisbursed portion of the Loan effective as of such specified date if IDB has received payment of all fees and other Obligations accrued (whether or not then due and payable) up to such specified date.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

Section 3.17 Fixed Rate Prepayment Costs for Prepayment of the A Loan.
3.17.1 If at any time while the amounts outstanding under the A Loan bear interest at the A Loan Fixed Interest Rate, all or any portion of the A Loan is prepaid, in accordance with Section 3.6 (Voluntary and Mandatory Prepayments), Section 3.19 (Increased Costs), Section 3.20 (Illegality), or Section 7.1 (General Acceleration Terms and Conditions) then, on the date of such prepayment, the Borrower shall pay IDB an amount (the Fixed Rate Prepayment Costs) equal to: (a) in the case of a prepayment of the outstanding Loan in full, an amount in Dollars equal to the cost of breakage of funds, termination costs and other unwinding costs incurred by IDB, if positive, as determined by IDB on the basis of the most favorable costs to the Borrower out of at least three (3) firm quotations from dealers in the Dollar swap market selected by IDB in good faith, taking into account the principal repayment schedule, the Term Date and the final maturity date for the Loan (with any necessary determinations being made by IDB); or (b) in the case of a partial prepayment of the A Loan, a proportion of such costs determined in accordance with subclause (a) above equal to the proportion that the amount of the A Loan being prepaid bears to the amount of the A Loan then outstanding.
3.17.2 IDB’s determination of the Fixed Rate Prepayment Costs shall be final and conclusive and bind the Borrower unless the Borrower proves to IDB’s satisfaction that the determination involved manifest error.
Section 3.18 Terms and Conditions Applicable to Cancellation or Suspension.
3.18.1 Upon any cancellation, the Borrower shall pay to IDB all fees and other Obligations accrued (whether or not then due and payable) up to the date of any such cancellation, including any amounts owed pursuant to Section 3.14 (Costs, Expenses and Losses).
3.18.2 The Commitment Fee applicable to any undisbursed and uncancelled portion of the Loan shall continue to accrue and be payable during any suspension of IDB’s obligations to make Disbursements pursuant to Section 3.15 (Suspension or Cancellation by IDB).
3.18.3 The undisbursed portion of the Loan shall be automatically reduced by the portion of the Loan cancelled under Section 3.15 (Suspension or Cancellation by IDB) or Section 3.16 (Cancellation by the Borrower). Such reduction shall be applied pro rata to the A Loan and, if applicable, the B Loan.
Section 3.19 Increased Costs.
3.19.1 On each Interest Payment Date the Borrower shall pay, in addition to interest and principal, if applicable, on the Loan, the amount that IDB from time to time notifies to the Borrower in an Increased Costs Certificate as being the aggregate Increased Costs of IDB or the Participant(s) accrued and unpaid prior to such Interest Payment Date.
3.19.2 If the Borrower is required to pay any Increased Costs pursuant to Section 3.19.1 (Increased Costs), it may prepay, in whole, but not in part, that part of the Loan with respect to which the Increased Costs is incurred. Such prepayment shall be made in accordance with Section 3.6 (Voluntary and Mandatory Prepayments) except that provisions with respect to the timing of any prepayment set forth in Section 3.6.1.1 (Voluntary Prepayments) and the minimum prepayment amount set forth in Section 3.6.1.3 (Voluntary Prepayments) shall not apply.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

Section 3.20 Illegality. Notwithstanding anything to the contrary contained in this Agreement, if, after the Effective Date, any change made in any Applicable Law or the interpretation or application thereof by any Authority (a Relevant Change) makes it unlawful for IDB or the Participant(s) to continue to maintain or to fund the Loan or the relevant Participation, as the case may be, or any portion thereof:
3.20.1 the Borrower shall, upon request by IDB immediately prepay in full that portion of the Loan that IDB advises is so affected;
3.20.2 concurrently with a prepayment pursuant to Section 3.20.1 (Illegality), the Borrower shall pay (a) all accrued interest on the Loan; (b) all accrued Increased Costs (if any) on that portion of the Loan being prepaid; (c) the amount payable (if any) in respect of such prepayment pursuant to Section 3.13 (Taxes) and Section 3.14.1.2 (Costs, Expenses and Losses); (d) the Fixed Rate Prepayment Costs (if any) in respect of such prepayment; and (e) all other Obligations then due and payable;
3.20.3 the Borrower shall take all reasonable steps to obtain, as quickly as possible after receipt of IDB’s request for prepayment, the Authorizations referred to in Section 3.6.1.4 (Voluntary Prepayments) if any such Authorizations are then required; and
3.20.4 the Borrower’s right to Disbursement of the undisbursed balance of all or any portion of the Loan that IDB advised is affected by the Relevant Change shall terminate upon the Borrower’s receipt of IDB’s request for prepayment under this Section 3.20 (Illegality).
Section 3.21 Reimbursement of Expenses. The Borrower shall pay to IDB, or as IDB may direct:
3.21.1 all fees and expenses of IDB’s counsel in the Borrower’s Country and in the United States of America reasonably incurred in connection with IDB’s financing provided for in this Agreement including:
3.21.1.1	the preparation, review, execution, official translation and registration of this Agreement and any other documents or matters related to it;

3.21.1.2	the giving of any legal opinions required by IDB under this Agreement; and
3.21.1.3	the administration by IDB of the Loan or otherwise in connection with any amendment, supplement or modification to, or waiver under, this Agreement;
3.21.2 the fees and expenses of the Paying Agent as provided in the Paying Agency Agreement, if any;
3.21.3 all costs and expenses incurred by IDB, including legal and other professional consultants’ fees on a full indemnity basis, in relation to efforts to enforce and/or protect its rights under this Agreement and the other Financing Documents, and the exercise of its rights or powers consequent upon or arising out of the occurrence of any Default or Event of Default; and
3.21.4 the out-of-pocket expenses (including travel and subsistence expenses) incurred by IDB in relation to IDB’s portfolio management and its annual Loan supervision review, including the supervision of compliance with the Environmental and Social Requirements and all other environmental and social provisions of this Agreement, payable upon receipt of a statement of those expenses from IDB, not to exceed fifteen thousand Dollars ($15,000) during any calendar year after the Effective Date except if a Default or Event of Default shall then be in existence.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

Part 2: A Loan and B Loan Interest Rate Provisions
Section 3.22 A Loan Interest.
3.22.1 General Provisions. Subject to Section 3.12 (Late Charges), the Borrower shall pay interest on the outstanding principal amount of the A Loan from time to time in accordance with this Section 3.22 (A Loan Interest). For so long as any amounts remain outstanding under the A Loan, the following terms shall apply:
3.22.1.1
Interest on the A Loan shall accrue from day to day for any Interest Period from and including the first day of such Interest Period to, but excluding, the last day of such Interest Period computed on the basis of actual number of days elapsed and a year of three hundred and sixty (360) days and be payable in arrears on the Interest Payment Date falling at the end of that Interest Period; provided that with respect to any A Loan Disbursement made less than ten (10) Business Days before an Interest Payment Date, interest on that Disbursement shall be payable commencing on the second Interest Payment Date following the date of that Disbursement.

3.22.1.2
IDB’s determination, from time to time, of the A Loan Interest Rate shall be final and conclusive and bind the Borrower unless the Borrower proves to IDB’s satisfaction that the determination involved manifest error.

3.22.2 Disbursement Date A Loan Variable Interest Rate. If the A Loan is to bear interest at the A Loan Variable Interest Rate pursuant to Section 3.2.1 (Disbursement Procedure) and subject to Section 3.24 (Change in Interest Period), the following terms shall apply:
3.22.2.1
During each Interest Period, the A Loan (or, with respect to the first Interest Period for any A Loan Disbursement, the amount of that Disbursement) shall bear interest at the A Loan Variable Interest Rate for that Interest Period.

3.22.2.2	The variable interest rate applicable to each Disbursement of the A Loan for any Interest Period shall be the rate that is the sum of:
3.22.2.2.1	the LIBOR on the Interest Rate Determination Date for that Interest Period; plus
3.22.2.2.2	the Applicable Spread (A Loan Variable Interest Rate).
3.22.2.3
For so long as any amounts outstanding under the A Loan accrue interest at the A Loan Variable Interest Rate, on each Interest Rate Determination Date for any Interest Period, IDB shall determine the A Loan Interest Rate applicable to that Interest Period and promptly notify the Borrower of such rate.

Banco de Galicia Senior Secured Loan Agreement
Execution Version

3.22.3 Disbursement Date A Loan Fixed Interest Rate. If the A Loan is to bear interest at the A Loan Fixed Rate pursuant to Section 3.2.1 (Disbursement Procedure) and subject to Section 3.24 (Change in Interest Period), each Disbursement Tranche of the A Loan shall:
3.22.3.1	if the Disbursement Date on which such Disbursement Tranche is funded is an Interest Payment Date, bear interest on and after such Disbursement Date at the A Loan Fixed Interest Rate; or
3.22.3.2	if the Disbursement Date on which such Disbursement Tranche is funded is a date other than an Interest Payment Date, bear interest:
3.22.3.2.1
at the Applicable LIBOR on the relevant Interest Rate Determination Date plus the Applicable Spread, from and including such Disbursement Date to but excluding the next occurring Interest Payment Date; and

3.22.3.2.2	at the A Loan Fixed Interest Rate, from and including the next Interest Payment Date.
3.22.4 The A Loan Fixed Interest Rate applicable to each Disbursement Tranche for any Interest Period shall be the rate that is the sum of:
3.22.4.1	the Disbursement Swap Market Fixed Rate as of the relevant Interest Rate Determination Date; plus

3.22.4.2 the Applicable Spread (the A Loan Fixed Interest Rate).
Section 3.23 B Loan Interest.
Subject to Section 3.12 (Late Charges), the Borrower shall pay interest on the outstanding principal amount of the B Loan, if any, from time to time in accordance with this Section 3.23 (B Loan Interest).
3.23.1 Interest on the B Loan shall accrue from day to day for any Interest Period from and including the first day of such Interest Period to, but excluding, the last day of such Interest Period computed on the basis of actual number of days elapsed and a year of three hundred and sixty (360) days and be payable in arrears on the Interest Payment Date falling at the end of that Interest Period; provided that with respect to any B Loan Disbursement made less than ten (10) Business Days before an Interest Payment Date, interest on that Disbursement shall be payable commencing on the second Interest Payment Date following the date of that Disbursement.
3.23.2 During each Interest Period, the B Loan (or, with respect to the first Interest Period for each B Loan Disbursement, the amount of that Disbursement) shall bear interest at the B Loan Interest Rate for that Interest Period.
3.23.3 Subject to Section 3.24 (Change in Interest Period), the B Loan Interest Rate for any Interest Period shall be the rate that is the sum of:
3.23.3.1	the LIBOR on the Interest Rate Determination Date for that Interest Period; plus

3.23.3.2	the Applicable Spread.
3.23.4 On each Interest Rate Determination Date, IDB shall determine the B Loan Interest Rate applicable to that Interest Period and promptly notify the Borrower of such rate.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

3.23.5 IDB’s determination, from time to time, of the B Loan Interest Rate shall be final and conclusive and shall bind the Borrower unless the Borrower proves to IDB’s satisfaction that the determination involved manifest error.
Section 3.24 Change in Interest Period. Without prejudice to the terms of Section 3.12 (Late Charges), if at any time while amounts are outstanding under the A Loan or the B Loan, the Borrower fails to pay any amount of principal of, or interest on, either such Loan when due (whether at stated maturity or upon acceleration), and any part of that amount remains unpaid on the third (3rd) Business Day immediately preceding any Interest Payment Date falling after that amount became due, then:
3.24.1 IDB may elect that the duration of the Interest Period in respect of the A Loan or the B Loan, as applicable, commencing on that Interest Payment Date and, subject to Section 3.24.3 (Change in Interest Period), any subsequent Interest Period shall be a duration shorter than six (6) months and shall notify the Borrower of such election and the duration of such Interest Periods; provided that the Borrower shall be required to obtain and provide IDB with copies of all relevant Authorizations required under Applicable Law in respect of such change in Interest Period prior to such change in Interest Period coming into effect;
3.24.2 the A Loan Interest Rate and, if applicable, the B Loan Interest Rate applicable to any such Interest Period shall be determined in accordance with Section Section 3.22 (A Loan Interest) and Section 3.23 (B Loan Interest) respectively; and
3.24.3 unless a Default has occurred and is continuing, IDB shall reinstate Interest Periods of six (6) months as of the first Interest Payment Date falling at least three (3) Business Days after the payment default is remedied in full and shall inform the Borrower of such reinstatement; provided that the Borrower shall be required to obtain and provide IDB with copies of all relevant Authorizations required under Applicable Law in respect of such change in Interest Period prior to such change in Interest Period coming into effect.
Section 3.25 Market Disruption.
3.25.1 If (i) no quotations are received from banks in London or New York in accordance with subclauses 1.1.113.1 or 1.1.113.2 of the definition of LIBOR above or (ii) with respect to the Loan, IDB determines (on its own or at the request of the Required Participants) that LIBOR for any Interest Period will not adequately reflect the cost of making, funding or maintaining the Loan (each of the circumstances described in clauses (i) or (ii) above, a Market Disruption Event), IDB shall notify the Borrower of the Alternate Base Rate applicable to the Loan for such Interest Period, and such Alternate Base Rate shall be used in place of Applicable LIBOR in calculating the A Loan Interest Rate and B Loan Interest Rate for such Interest Period. Any Alternate Base Rate applied per this Section 3.25.1 (Market Disruption) shall cease to be used in place of Applicable LIBOR for any Interest Period following notice from IDB to the Borrower that the Market Disruption Event no longer exists.
3.25.2 Upon the occurrence of a Market Disruption Event, IDB may elect to use Applicable LIBOR, rather than the Alternate Base Rate, in calculating the A Loan Interest Rate applicable to the A Loan or the relevant Disbursement thereof (as applicable).
Banco de Galicia Senior Secured Loan Agreement
Execution Version

Article IV.
Representations and Warranties
Section 4.1 Representations. The Borrower represents and warrants as of the Effective Date and each Disbursement Date that:
4.1.1 Organization; Powers. The Borrower is a sociedad anónima duly authorized as such under the Banking Regulations and a financial institution duly organized and validly existing under the Applicable Law of the Borrower’s Country. The Borrower has all requisite corporate power and authority and all requisite Authorizations to own its Property, conduct its business in any jurisdiction in which it conducts business or own or leases assets and, in any event, is in compliance with the Applicable Law of such jurisdiction governing the Borrower’s conduct of business therein. The Borrower has all requisite power and authority and all requisite Authorizations to enter into, incur, execute, deliver, and comply with its obligations under this Agreement, the Notes and the other Financing Documents, or will, in the case of any Financing Document not executed as at the Effective Date, when that Financing Document is executed, have the requisite corporate power and authority to enter into, execute, deliver and comply with its obligations under, that Financing Document.
4.1.2 Due Authorization. The execution, delivery and performance of this Agreement and the other Financing Documents have been approved by the Borrower’s Board of Directors and all other necessary corporate or other organizational action.
4.1.3 Enforceability. Each Financing Document to which the Borrower is a party constitutes, or will, when executed and delivered, constitute, a valid and legally binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms subject to applicable intervention, temporary intervention or liquidation regimes, bankruptcy, insolvency, moratorium, receivership and other similar laws from time to time in effect affecting creditors’ rights generally.
4.1.4 No Violation. The execution and delivery by the Borrower of any Financing Document to which it is a party, the compliance by the Borrower with its provisions and the consummation and fulfillment of, and compliance with, any other transactions contemplated herein do not:
4.1.4.1	contravene any Applicable Law, or any Authorization;
4.1.4.2
contravene or result in any breach of any of the provisions of, or constitute a default or require any consent under the terms of, or result in the creation of any Lien (other than the Liens in favor of IDB created pursuant to the Security Documents) under, any indenture, mortgage, deed of trust, agreement or other arrangement to which the Borrower is a party, by which it is bound or to which it or its Property may be subject or any order, injunction, writ or decree of any Authority or any arbitral award to which the Borrower or its Property is subject; or

4.1.4.3	violate the provisions of the Borrower’s Organizational Documents.
The Borrower is not a party to, nor is it bound by, or in breach or violation of, any indenture or other agreement or instrument, or subject to or in violation of, any Applicable Law.
4.1.5 Compliance. The Borrower is in compliance with all Applicable Law including the Banking Regulations, all Foreign Assets Control and Anti-money Laundering Laws and with any regulations related to Prohibited Practices and has instituted, maintains and complies with internal procedures and controls satisfactory to IDB.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

4.1.6 Environmental and Social Compliance.
4.1.6.1	Except for any non-compliance disclosed to IDB in writing and explained to the satisfaction of IDB, the Borrower is in compliance with all Environmental and Social Requirements; and
4.1.6.2
There are no claims or material unmitigated impacts or risks with respect to Environmental or Social Matters related to the Borrower, or to the best of the Borrower’s knowledge, related to Eligible Sub-Borrowers and Eligible Sub-Loans.

4.1.7 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation by the Borrower of the transactions contemplated by this Agreement or the other Financing Documents. The Borrower is not in default under or with respect to any indenture, mortgage, deed of trust, agreement or other arrangement that has, either individually or in the aggregate, or could reasonably be expected to have, a Material Adverse Effect.
4.1.8 Litigation.
4.1.8.1
No action, suit, other legal proceeding, arbitral proceeding, administrative proceeding, investigation or other claim before or of any Authority is presently in progress or pending against the Borrower, or, to the best of the Borrower’s knowledge, has been threatened against the Borrower, which:

4.1.8.1.1	relates to or arises under a Financing Document or the transactions contemplated thereby; or
4.1.8.1.2	by itself or together with any other such proceeding or claim, has had or could reasonably be expected to have a Material Adverse Effect; and
4.1.8.2	No judgment, order or award has been issued which has had or could reasonably be expected to have a Material Adverse Effect.
4.1.9 Payment of Taxes.
4.1.9.1
The Borrower has filed timely, or caused to be filed timely, all Tax Returns required to be filed by it and has paid, or caused to be paid, all Taxes due and payable by it whether shown to be due and payable on such Tax Returns or on any assessment received by it or otherwise, except to the extent any such Taxes are being diligently contested by appropriate proceedings in good faith and with respect to which adequate reserves have been established on the books of the Borrower in accordance with Accounting Principles.

Banco de Galicia Senior Secured Loan Agreement
Execution Version

4.1.9.2	All Taxes required to be deducted or withheld from payments by the Borrower have been timely and duly deducted or withheld and properly paid to the appropriate Authority.
4.1.10 Applicable Taxes.
4.1.10.1	Under the Applicable Law of the Borrower’s Country, the Borrower is not required to deduct or withhold Taxes from any payment to be made by it under this Agreement or any other Financing Document.
4.1.10.2
No Taxes or Other Taxes are required to be paid on or in connection with the execution, delivery, registration, notarization or enforcement of this Agreement or any other Financing Document other than Other Taxes for which the Borrower is liable under Section 3.13 (Taxes).

4.1.10.3
Neither the execution, delivery, registration, notarization or enforcement of any Financing Document, nor the consummation of any of the transactions contemplated thereby will result in any Tax (exclusive of Taxes on net income) being imposed by any Authority of the Borrower’s Country upon or with respect to IDB, the Participant(s) or the Paying Agent.

4.1.11 Financial Statements.
4.1.11.1
The Financial Statements as at and for the annual period ending on December 31, 2009 and for the Financial Quarter ending on June 30, 2010 already delivered to IDB were prepared from and are in accordance with the Borrower’s books and records and give a true and fair view of the financial position of the Borrower as of the date thereof and the results of its operations and cash flow for the annual period then ended, all in conformity with Accounting Principles.

4.1.11.2
Such Financial Statements disclose all liabilities (contingent or otherwise) of the Borrower and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities or losses arising from commitments entered into by the Borrower (whether or not such commitments have been disclosed in such Financial Statements).

4.1.12 No Material Adverse Effect. Since the date set forth in the most recent Financial Statements supplied by the Borrower to IDB, there has been no condition or event which has had or could be reasonably expected to have a Material Adverse Effect.
4.1.13 Provision of Information, Etc.
4.1.13.1
The written information provided by the Borrower to IDB (other than opinions, projections and other forward-looking statements) was on its date of issue and continues to be true, complete and accurate in all material respects and is not misleading in any material respect nor is any information omitted from such information which would make it misleading in any material respect (except in each case to the extent that the Borrower has provided written updates or amendments to such previously furnished information due to changes in circumstance subsequent to the provision of such information).

Banco de Galicia Senior Secured Loan Agreement
Execution Version

4.1.13.2
The opinions, projections, and other forward-looking statements included in such information provided to IDB and the assumptions on which they are based were diligently arrived at and provided by the Borrower in good faith and represented the Borrower’s views as at the date on which they were prepared.

4.1.13.3
No event has occurred since the date of provision of written information to IDB which has rendered its contents materially untrue, inaccurate or incomplete (except to the extent that the Borrower has provided written updates or amendments to such previously furnished information due to changes in circumstance subsequent to the provision of such information).

4.1.14 Legal Form; Enforceability. This Agreement and the other Financing Documents to which the Borrower is a party are, or when duly executed and delivered will be, in proper legal form under Applicable Law of the Borrower’s Country for the enforcement thereof under such laws. In accordance with the Applicable Law of the Borrower’s Country: (a) the preparation of an official translation by an approved translator into Spanish of this Agreement, or any other Financing Document, as applicable, written in English; (b) the notarization of the signatures of the parties and the certification of the power of all relevant signatories to the Financing Documents; (c) the consularization and legalization by the relevant Argentine Authorities, as applicable, of this Agreement or the other Financing Documents, as applicable; (d) the execution of each of the Security Agreement and the Administration and Control Agreement by all parties thereto and the creation and perfection of the Security pursuant to the Security Documents, and (e) all other formalities required in the Borrower’s Country for the validity and enforceability of this Agreement, the Security Documents and the other Financing Documents will have been performed, and no additional notarization, registration, recording, filing or other formalities with any court or other Authority in the Borrower’s Country will be required for the validity and enforceability of each of the Security Documents and the other Financing Documents.
4.1.15 Senior Obligations. The Obligations will at all times be senior, secured, direct, general and unconditional obligations of the Borrower and rank in all respects at least pari passu with all unsecured obligations and unsubordinated debts of the Borrower outstanding at any time.
4.1.16 Consents and Approvals. No Authorization is required for the execution, delivery and performance by the Borrower of this Agreement or any other of the Financing Documents or the consummation of the transactions contemplated hereby or thereby.
4.1.17 Availability and Transfer of Foreign Currency. No foreign exchange control approvals or other Authorizations are required to ensure the availability of Dollars to enable the Borrower to perform all of its obligations under each Financing Document to which it is a party in accordance with the terms thereof. There are no restrictions or requirements that limit the availability or transfer of foreign exchange for the purpose of the performance by the Borrower of its respective obligations under this Agreement or any other Financing Document to which it is a party.
4.1.18 Investment Company. Neither the Borrower nor any of its Subsidiaries is subject to regulation as an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
4.1.19 No Reliance. The Borrower has made its own independent decisions to enter into the Financing Documents to which it is a party, and as to whether the Loan is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including legal counsel and accountants) as it has deemed necessary. The Borrower is not relying upon any advice from IDB as to any aspect of the Loan, including the legal, accounting or tax treatment of the Loan.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

4.1.20 Location of Office; Books and Records. On the Effective Date, the Borrower’s principal offices are, and have been, located at Tte. Gral. Juan Domingo Perón 407 (C1038AAI) City of Buenos Aires, Republic of Argentina. The location where the Borrower keeps its books and records is at its principal offices. The Borrower has no trade name and has not operated under any trade name.
4.1.21 Bankruptcy; Insolvency; Winding-up. The Borrower has not taken any corporate action nor have any other legal steps been taken or legal proceedings been commenced or, to the best of the Borrower’s knowledge, threatened against the Borrower seeking the submission of the Borrower to a temporary intervention regime, surveillance, intervention or liquidation regime, a reorganization, moratorium, arrangement, adjustment, concurso or composition or for the appointment of a receiver, liquidator, assignee, sequestrator, síndico, interventor (or similar official) in relation to any part of its Property, or for the winding up, dissolution or re-organization of the Borrower or of any or all of the Borrower’s Property. The Borrower is solvent and will not be rendered insolvent by the Loan and, after giving effect to the Loan, will not be left with an unreasonably small amount of capital with which to engage in its business.
4.1.22 Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries, except: (i) Galicia Factoring y Leasing S.A. (in liquidation), Tarjetas Regionales S.A., Galicia Valores S.A. Sociedad de Bolsa, Galicia Administradora de Fondos S.A., Compañía Financiera Argentina S.A., Tarjetas Cuyanas S.A., Tarjeta Naranja S.A., Tarjetas del Mar S.A., Cobranzas y Servicios S.A., Cobranzas Regionales S.A. and Universal Processing Center S.A., each of said Persons being a company organized under the laws of the Borrower’s Country; (ii) Banco Galicia Uruguay S.A. (in liquidation), being a company organized under the laws of Uruguay; (iii) Galicia (Cayman) Limited, being a company organized under the laws of the Cayman Islands; and, (iv) Tarjeta Naranja Dominicana S.A., being a company organized under the laws of the Dominican Republic.
4.1.23 Choice of Law; Consent to Jurisdiction. Under the Applicable Law of the Borrower’s Country, the choice of the law of New York to govern this Agreement and the other Financing Documents subject to such laws is valid and binding. The consent to the jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and the courts of the United States for the Southern District of New York, by the Borrower in Section 8.10.2 (Applicable Law and Jurisdiction) is valid and binding and not subject to revocation, and service of process effected in the manner set forth in Section 8.10.4 and 8.10.6 (Applicable Law and Jurisdiction) will be effective to confer personal jurisdiction over the Borrower in such courts.
4.1.24 Absence of Prohibited Practices. None of the Borrower, its Affiliates and any other Person acting on their behalf has committed or engaged in any Prohibited Practices.
4.1.25 Financial Covenants. The Borrower is in compliance with Sections 6.1.11.1 through 6.1.11.7 (Financial Covenants) and Section 6.2.1 (No Violation of Applicable Regulations).
4.1.26 Commercial Acts. The obligations of the Borrower under this Agreement and the Notes are commercial in nature and are subject to civil and commercial law, and the execution and performance of this Agreement and the Notes constitute private and commercial acts and not governmental or public acts, and the Borrower is subject to legal action in respect of its Obligations.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

4.1.27 Insurance Coverage. The Borrower maintains insurance coverage with reputable insurance companies and in amounts and subject to coverage limits that meet market standards for financial institutions in the Borrower’s Country, including property and fire insurance, general liability insurance, theft insurance and insurance coverage that is required by the audit committee of the Borrower to be maintained under Applicable Law.
4.1.28 No Omissions. None of the representations and warranties in this Article IV (Representations and Warranties) omits any matter the omission of which makes any of such representations and warranties misleading.
4.1.29 Status of Security. The Security confers or will confer a first ranking and first priority Lien or other interest or right of the kind it purports to create over all of the Collateral, which shall be implemented and perfected in all respects (in accordance with the Security Documents) (a) with respect to all Eligible Sub-Loans pledged in favor of IDB as of the date of execution of the Security Agreement that will thereupon become Pledged Green Loans, not later than ten (10) Business Days from such date of execution by the Borrower of the Security Agreement and (b) with respect to all additional Eligible Sub-Loans that are required to be pledged by the Borrower hereunder after the date of execution of the Security Agreement, not later than ten (10) Business Days from the relevant date of execution by the Borrower of each of such additional Eligible Sub-Loans that will thereupon become Pledged Green Loans. None of the Liens or other interests or rights represented by the Security are liable to avoidance or subordination on liquidation, insolvency, intervention or any other bankruptcy, insolvency or intervention proceeding and will retain their status as first, prior and perfected Liens at all times. The Borrower has received no notice of any adverse claims by any Person in respect of its ownership or entitlement to the assets and rights assigned as collateral by the Security, and the Security and the distribution of the proceeds resulting from the enforcement of the Security shall be governed solely by the terms of the Security Documents. The Collateral is not, and will not at any time be, subject to any Lien (other than in favor of IDB under the Security Documents).
4.1.30 Status of Pledged Green Loans. Each loan pledged by the Borrower as Collateral pursuant to the Security Agreement is a Green Loan.
4.1.31 No Charter Amendments. The Charter has not been amended since June 26, 2006.
Section 4.2 Acknowledgment and Warranty. The Borrower acknowledges that it makes the representations and warranties contained in Section 4.1 (Representations) with the intention of inducing IDB to enter into this Agreement and the other Financing Documents (and the Participant(s) to enter into the Participation Agreement(s)) and that IDB has entered into this Agreement and the other Financing Documents (and the Participant(s) has entered or will enter, as the case maybe, into the Participation Agreement(s)) on the basis of, and in full reliance on, each such representation and warranty.
Section 4.3 Survival. All representations and warranties made in this Agreement and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loan.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

Article V.
Conditions Precedent to Disbursement
Section 5.1 Conditions Precedent to First Disbursement. The obligation of IDB to make any Disbursement (including the first A Loan Disbursement) is subject to the fulfillment, in a manner satisfactory to IDB, not later than three (3) Business Days prior to or on the applicable Disbursement Date (or on the First Disbursement Date as specified below), of the following conditions:
5.1.1 Participant(s)’ Commitment. If applicable, IDB has received formal commitments from Participants to acquire one or more Participation(s) in an aggregate amount equal to the full amount of the B Loan, and such commitments shall be in full force and effect as evidenced by the due execution and delivery by each such Participant of a Participation Agreement.
5.1.2 Organizational Documents.
5.1.2.1
IDB has received copies of the Organizational Documents of the Borrower accompanied by a certificate substantially in the form of Exhibit J (Form of Borrower’s Certificate Regarding Organizational Documents) signed by an Authorized Representative of the Borrower certifying such copies as true and complete; and

5.1.2.2	the Organizational Documents of the Borrower are in form and substance satisfactory to IDB.
5.1.3 Directors’ Resolutions of the Borrower. IDB has received a copy of the resolutions of the board of directors of the Borrower, satisfactory in form and substance to IDB and certified substantially in the form of Exhibit K (Form of Borrower’s Certificate Regarding Directors’ Resolutions) by an Authorized Representative of the Borrower as being in full force and effect as of such Disbursement Date, authorizing:
5.1.3.1	the execution, delivery and performance of the Financing Documents to which the Borrower is a party; and
5.1.3.2	a specified Person or Persons to execute such Financing Documents.
5.1.4 Authorizations. IDB has received copies of all Authorizations in connection with the execution, delivery, validity and enforceability of the Financing Documents and the performance by each party thereto of its obligations thereunder, for the enforcement by IDB of its rights and remedies under the Financing Documents and for the remittance to IDB or its assigns in Dollars of all monies payable under or with respect to the Financing Documents, which shall be in form and substance satisfactory to IDB.
5.1.5 Incumbency of the Borrower. Unless the Borrower has previously delivered a Certificate of Incumbency and Authority to IDB, IDB has received a Certificate of Incumbency and Authority dated as of such Disbursement Date.
5.1.6 Financing Documents. Each Financing Document is in form and substance satisfactory to IDB and is unconditional and fully effective in accordance with its terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements). In the case of any Financing Document which has been executed and delivered in a language other than English, IDB has received an English translation thereof certified by a certified public translator to be true and complete, if IDB requests.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

5.1.7 Legal Opinions. IDB has received a legal opinion, opinions or concurring letters dated as of the Disbursement Date, addressed to IDB and in form and substance satisfactory to IDB, from:
5.1.7.1	the head of Borrower’s Legal Department, in the form of a letter concurring with the opinion set forth in Section 5.1.7.3 (Legal Opinions);
5.1.7.2	Andrews Kurth LLP, as special New York counsel to IDB, covering such matters incident to the transactions contemplated by the Financing Documents as IDB may reasonably require; and
5.1.7.3
Pastoriza Eviner Cangueiro Ruiz Buljevich Abogados, Borrower’s Country counsel to IDB, covering such matters incident to the transactions contemplated by the Financing Documents as IDB may reasonably require.

5.1.8 Accounting, Cost Control and Information. The Borrower has made arrangements satisfactory to IDB with respect to the appointment of independent public accountants as Auditors, and such Auditors have certified to IDB substantially in the form of Exhibit L (Form of Auditor’s Accounting, Cost Control and Information Certificate) that the Borrower’s accounting and cost control system and management information system are adequate for the purpose of the Borrower’s compliance with the reporting requirements set forth in this Agreement and with Accounting Principles.
5.1.9 Financial Statements. IDB has received copies of the Financial Statements referred to in Section 4.1.11 (Financial Statements).
5.1.10 Process Agent. IDB has received letters substantially in the form of Exhibit M (Form of Service of Process Letter) relating to the appointment of an agent for service of process by all Persons required to appoint such an agent under the Financing Documents, together with evidence satisfactory to IDB of each such process agent’s unconditional acceptance of such appointment and payment by the Borrower to each such process agent to act as such until the date six (6) months after the final Maturity Date of the Loan.
5.1.11 Authorization of Auditors. IDB has received a copy of the authorization to the Auditors, substantially in the form of Exhibit N (Form of Authorization to Auditors).
5.1.12 Environmental Matters; Delivery of Documents. The Borrower shall have delivered to IDB in form and substance satisfactory to IDB, the Environmental, Social, Health and Safety Action Plan.
5.1.13 Due Diligence. IDB shall have completed its due diligence on the Borrower, and such due diligence shall be satisfactory to IDB in all respects.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

Section 5.2 Conditions Precedent to all Disbursements. The obligation of IDB to make any Disbursement (including the first Disbursement) is also subject to the fulfillment in a manner satisfactory to IDB, not later than three (3) Business Days prior to or on the applicable Disbursement Date (or on the applicable Disbursement Date, as specified below), of the following conditions:
5.2.1 Disbursement Request; Disbursement Receipt. IDB has received a Disbursement Request with respect to each Disbursement in accordance with Section 3.2.1 (Disbursement Procedure), together with a receipt substantially in the form of Exhibit B (Form of Disbursement Receipt). Such Disbursement Request shall have been executed by an Authorized Representative of the Borrower and shall certify that all of the proceeds of the Loan will be applied in accordance with Section 6.1.1 (Use of Proceeds).
5.2.2 Default. No Default has occurred and is continuing or will occur as a result of the making of such Disbursement.
5.2.3 Representations and Warranties. All representations and warranties made by the Borrower in Article IV are true and correct with reference to the facts and circumstances existing on the date of the applicable Disbursement Request and on the applicable Disbursement Date, with the same effect as though such representations and warranties had been made on and as of each such date and will remain so immediately following such Disbursement; provided that the references to Financial Statements shall be deemed to be references to the most recent Financial Statements delivered to IDB.
5.2.4 Fees. The Borrower has paid all fees due prior to or as of the applicable Disbursement Date pursuant to each Financing Document or any and all Fee Letters and other agreements, including with any Participant or underwriter in respect of underwriting and similar fees.
5.2.5 Expenses. IDB has been reimbursed for all fees and expenses required to be reimbursed prior to or as of the applicable Disbursement Date pursuant to this Agreement (including all invoiced fees and expenses of IDB’s counsel as provided in Section 3.21 (Reimbursement of Expenses)) or confirmation that those fees and expenses have been paid directly.
5.2.6 Notes. The Borrower shall have duly executed and delivered to IDB the applicable Notes (in the amount of the requested Disbursements of the A Loan and the B Loan).
5.2.7 Material Adverse Effect. Since the Effective Date, nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect.
5.2.8 Financial Covenants. The Borrower shall be in compliance with Sections 6.1.11.1 through 6.1.11.7 (Financial Covenants) and Section 6.2.1 (No Violation of Applicable Regulations).
5.2.9 Environmental and Social Matters; Compliance. IDB shall have received from the Borrower a written certification issued by the Borrower to IDB and substantially in the form of Exhibit E (Environmental and Social), Part D (Form of Borrower’s Certificate Regarding Environmental and Social Compliance).
5.2.10 No Material Loss or Liability. Since December 31, 2009 the Borrower has not incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 6.2 (Negative Covenants)).
Banco de Galicia Senior Secured Loan Agreement
Execution Version

5.2.11 Government and Other Approvals. Evidence satisfactory to IDB that all approvals and consents required to be obtained by the Borrower from any governmental authority are in full force and effect.
5.2.12 Collection Accounts. The Collection Account(s) have been established in accordance with the Security Documents and at all times on and after the Effective Date, all proceeds from the Collateral and the Security have been deposited therein.
5.2.13 Security. The Security Documents relating to, and/or in connection with, all and each of the Eligible Sub-Loans for which the Borrower requests the Disbursement (and that are or will become Pledged Green Loans pursuant to the Security Documents) have been entered into by all parties to them, and the Security provided for thereunder has been duly created and is valid, enforceable and fully effective and its perfection as first ranking and first priority security interest in all such Eligible Sub-Loans and other Collateral subject to such Security Documents is only subject to the conditions that the Borrower disburses the relevant Eligible Sub-Loans referred to herein and complies in full (not later than ten (10) Business Days from the date of execution by the Borrower of such relevant Eligible Sub-Loans) with all requirements under Applicable Law (including the issuance of all notices in the proper form to the relevant Sub-Borrowers) for the perfection and implementation of the Security in such Eligible Sub-Loans prior to or upon their disbursement by the Borrower, to IDB’s satisfaction.
5.2.14 Security under the Pledged Green Loans. The Security relating to, and/or in connection with, all Eligible Sub-Loans that are Pledged Green Loans and that were funded with proceeds from any prior Disbursements, has been, and remains, duly created and perfected as first ranking and first priority security interests in all assets subject to the terms hereof and the respective Security Documents, to IDB’s satisfaction.
5.2.15 Collateralization Ratio. After giving effect to the relevant Disbursement, the Borrower shall be in compliance with the Required Collateralization Ratio.
Section 5.3 Conditions for IDB Benefit. The conditions in Section 5.1 (Conditions Precedent to Disbursement) and Section 5.2 (Conditions Precedent to all Disbursements) are for the benefit of IDB and may be waived only by IDB in its discretion.
Article VI.
Covenants
Section 6.1 Affirmative Covenants. Unless IDB otherwise agrees in writing, the Borrower shall, and as applicable, shall cause its Subsidiaries or Consolidated Subsidiaries (as indicated below) to:
6.1.1 Use of Proceeds. Cause (a) the proceeds of each Disbursement to be on-lent in accordance with Applicable Laws and the terms of this Agreement and used for the funding of Green Loans in the Republic of Argentina, and (b) the Eligible Sub-Loans to comply with (i) from the Effective Date and until the occurrence of the Revised Green Loan Eligibility Criteria Date, the Initial Minimum Eligibility Criteria for Green Loans and (ii) on and after the Revised Green Loan Eligibility Criteria Date, the Revised Green Loan Eligibility Criteria.
6.1.2 Revised Green Loan Eligibility Criteria. Within six (6) months from the Effective Date, revise the Initial Minimum Eligibility Criteria for Green Loans following the revised green loan eligibility criteria completion steps according to the requirements set forth in Exhibit Q (Revised Green Loan Eligibility Criteria Completion Steps), submit the same to IDB for its written approval and agreement, and after such approval from IDB is obtained, implement and thereafter apply the Initial Minimum Eligibility Criteria for Green Loans with all amendments, modifications and replacements thereto as approved by IDB (the Revised Green Loan Eligibility Criteria).
Banco de Galicia Senior Secured Loan Agreement
Execution Version

6.1.3 Continuing Engagement in Business. Maintain its corporate existence and continue to engage in the businesses in which it is engaged on the Effective Date.
6.1.4 Access; Due Diligence. Upon IDB’s request, such request to be made with at least fifteen (15) Business Days prior notice to the Borrower, except if a Default or Event of Default is continuing or if special circumstances so require, permit representatives of IDB and any agent of IDB, including any consultant appointed by IDB, during normal business hours, to:
6.1.4.1	inspect, examine, copy and make abstracts from any of the Borrower’s books of account and records (or of its Subsidiaries); and
6.1.4.2
have access to the Borrower’s or any Subsidiaries’ employees, officers and agents who have or may have knowledge of the matters with respect to which IDB seeks information or of the business, operations, Property and financial and other condition of the Borrower generally.

6.1.5 Auditors.
6.1.5.1	Maintain Auditors;
6.1.5.2
Authorize the Auditors (whose fees and expenses shall be for the account of the Borrower) to communicate directly with IDB at any time regarding the Borrower’s accounts and operations by executing and delivering to the Auditors (with a copy to IDB) an authorization substantially in the form of Exhibit N (Form of Authorization of Auditors); and

6.1.5.3	No later than thirty (30) days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to IDB.
6.1.6 Records; Compliance with Applicable Law. Keep records and books of account in which complete entries are made in accordance with Accounting Principles, reflect in such books of account the assets and business of the Borrower, conduct its business in accordance with the Financing Documents and in compliance with all Applicable Law (including the Banking Regulations and any regulations related to Prohibited Practices and Foreign Assets Control and Anti-money Laundering Laws), and institute, maintain and comply with internal procedures and controls satisfactory to IDB.
6.1.7 Taxes. File timely or cause to be filed timely all Tax Returns required to be filed by it and pay or cause to be paid all Taxes due and payable by it not later than their due date whether shown to be due and payable on such Tax Returns or on any assessment received by it or otherwise, except to the extent any such Taxes are being diligently contested by appropriate proceedings in good faith and with respect to which adequate reserves have been established on the books of the Borrower in accordance with Accounting Principles.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

6.1.8 Senior Secured Obligations. Take such action as may be necessary to ensure that at all times the Obligations are senior, secured, direct, general and unconditional obligations of the Borrower and rank and will rank at least pari passu with all unsecured obligations and unsubordinated debts of the Borrower outstanding at any time.
6.1.9 Further Assurances.
6.1.9.1
From time to time, at the Borrower’s cost and expense, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further documents and instruments and take all other actions necessary, or in the reasonable opinion of IDB, desirable:

6.1.9.1.1	for complying with Section 6.1.14 (Maintenance and Perfection of Security) hereof;
6.1.9.1.2	to enable the Borrower to comply with its obligations under the Financing Documents;

6.1.9.1.3	to implement the terms of the Financing Documents; and
6.1.9.1.4	to preserve, protect and perfect IDB’s rights under the Financing Documents, including carrying out all actions necessary to perfect IDB’s Liens in the Collateral.
6.1.10 Approvals. Maintain in full force and effect at all times all Authorizations and all other rights, privileges and franchises necessary or appropriate under any Applicable Law (a) for the conduct of its business, (b) for the execution and delivery and performance of the Financing Documents, and (c) for the validity or enforceability hereof and thereof, and take all necessary governmental and administrative action in the Borrower’s Country to make all payments to be made hereunder and thereunder. Without limiting the generality of the foregoing, the Borrower shall maintain in full force and effect its status as an authorized sociedad anónima and take all reasonable action necessary to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business. The Borrower shall, within forty (40) days of the Effective Date, if necessary, comply with all formalities required under the Applicable Law of the Borrower’s Country for the registration, recording and filing of this Agreement and all other Financing Documents and provide to IDB documentary evidence of such compliance in form and substance satisfactory to IDB.
6.1.11 Financial Covenants. Maintain at all times the following, provided however, that if the applicable Authority requires at any time a more stringent requirement than as set forth in this section, the Borrower shall maintain such more stringent requirement:
6.1.11.1
a Minimum Capital Requirements Excess of not less than an amount equivalent to thirty percent (30%) of the Minimum Capital Requirements; provided that the Borrower shall have the right to request IDB to review such covenant in the event of any material change in applicable Banking Regulations affecting the Minimum Capital Requirements;

6.1.11.2	a Three Month Maturity Gap of not more than thirty percent (30%) of the Borrower’s Indebtedness for Borrowed Money;
Banco de Galicia Senior Secured Loan Agreement
Execution Version

6.1.11.3
an Economic Group Exposure Ratio of not more than 15%; provided that the Economic Group Exposure Ratio shall not exceed 25% in case of preferred guarantees but excluding in this calculation amounts held in correspondent accounts in investment grade banks (rated A+ or higher) and any amount held to repay any installment of the Borrower’s external debt;

6.1.11.4	a Loan Loss Reserves to Problem Exposures Ratio of not less than seventy five percent (75%);
6.1.11.5
an Aggregate Exposure to Related Parties to Available Capital Ratio of not more than the lesser of: (i) any minimum ratio required to be maintained by the Borrower pursuant to applicable Banking Regulations and (ii) twenty percent (20%);

6.1.11.6	an Unhedged Open Foreign Exchange Position of not more than the percentage of Available Capital as established by the Banking Regulations up to a maximum of forty percent (40%); and

6.1.11.7	an Open Credit Exposures Ratio of not more than twenty five percent (25%).
6.1.12 Environmental and Social.
6.1.12.1	Compliance and Corrective Action.
6.1.12.1.1	Comply with all Environmental and Social Requirements;

6.1.12.1.2	Use all reasonable efforts to keep the ESMS operational;

6.1.12.1.3	Implement the ESHS Action Plan; and
6.1.12.1.4
In the event of any failure to comply with any such Environmental and Social Requirements that continues for a period of ninety (90) days, and within ninety (90) days of becoming aware of such non-compliance, and to the reasonable satisfaction of IDB, either (i) correct such non-compliance and remedy all damages and other adverse consequences caused by it, or (ii) develop and initiate implementation of a Corrective Action Plan.

6.1.12.2
Changes. Unless IDB otherwise agrees in writing, not make any material change or modification to the ESMS once implemented; provided that upon the Borrower’s written request, IDB shall communicate its acceptance or rejection within fifteen (15) Business Days following the Borrower’s submission to IDB of a written request therefor and provision of all information necessary for IDB to reach its decision, it being understood that IDB shall be deemed to have consented to such request of the Borrower if IDB does not respond (with an acceptance, rejection or request for additional information) within such fifteen (15) Business Day period and, in the case of any request by IDB for additional information, IDB shall be entitled to an additional fifteen (15) Business Days following receipt of the requested information to communicate its response to the Borrower.

Banco de Galicia Senior Secured Loan Agreement
Execution Version

6.1.12.3	Resources and Training.
6.1.12.3.1	Use all reasonable efforts to keep in place the staff and resources necessary for the continuous implementation of the ESHS Action Plan and ESMS;
6.1.12.3.2	Provide employee(s) involved in the implementation of the ESMS with periodic specialized training; and
6.1.12.3.3	Provide evidence of training to IDB and keep IDB informed of training activities and of changes in environmental and social personnel.
6.1.12.4
Environmental and Social Matters for Eligible Sub-Borrowers. If the Borrower becomes aware that any Eligible Sub-Borrower has undertaken any projects in connection with any Eligible Sub-Loans in a manner that is not in accordance with the Environmental and Social Requirements, the Borrower shall promptly: (a) agree with the relevant Eligible Sub-Borrower, or require the relevant Eligible Sub-Borrower to undertake, as appropriate or necessary in the Borrower’s reasonable judgment, corrective measures to remedy such inconsistency or breach; and (b) if the relevant Eligible Sub-Borrower does not implement corrective measures as provided in subclause (a) within the timeframe agreed upon between the Borrower and IDB: (i) use reasonable efforts to exercise such rights and remedies as the Borrower may lawfully and prudently be entitled to exercise to terminate its financing of the Eligible Sub-Borrower, taking into account commercial practicability and practice, and fiduciary responsibilities, or (ii) if such correction or termination is not feasible remove such Eligible Sub-Borrower from Borrower’s portfolio of Eligible Sub-Loans originated with proceeds of the Loan and replace such Eligible Sub-Borrower’s Eligible Sub-Loan with another Eligible Sub-Loan.

6.1.12.5
Environmental and Social Inspection and Monitoring. Permit IDB, or the environmental or social consultant(s) retained by IDB, to perform monitoring activities, visits and independent audits (including access to documentation, personnel, facilities and project sites) with respect to Environmental or Social Matters: (a) as part of the annual supervision visits, or at least once (not later than eighteen (18) months after the ESMS effective date), to carry out a mid-term assessment of effectiveness in the implementation of the ESMS; and (b) as reasonably requested by IDB to verify compliance with the Environmental and Social Requirements.

6.1.13 Evaluation Report. Cooperate with and provide all information required by IDB within ninety (90) days following IDB’s request in order to produce a report regarding the developmental impact and additionality of the Loan, including details of the Loan’s economic benefit to the Borrower’s Country and the Loan’s contribution to private sector development and/or growth of efficient capital markets in the Borrower’s Country.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

6.1.14 Maintenance and Perfection of Security.
6.1.14.1
Create and maintain in favor, and for the sole and exclusive benefit, of IDB a first, prior and perfected Lien at all times, subject to no other Liens whatsoever in each item of the Collateral including all and each of the Pledged Green Loans and the Pledged Green Loan Documents, in each case fully perfected as and to the extent contemplated by the Security Documents, including taking all action necessary to ensure that any additional or after-acquired Property which, under the Security Documents, is to become part of the Collateral, is subject to a valid and enforceable first ranking and first priority perfected Lien in favor, and for the sole and exclusive benefit, of IDB, subject to no other Liens whatsoever;

6.1.14.2
At all times: (a) maintain the Security in accordance with each and every Security Document; (b) perform any and all acts and make, execute, deliver and file any and all documents (including any financing statement, registration statements, continuation statements or other statements or instruments of any kind), observing at all times all legal obligations as grantor of credit, required to be executed or filed under the provisions of Applicable Law, in order to perfect the Security pursuant to the terms of Applicable Law; and (c) maintain the Collateral, free and clear of all Liens other than Liens pursuant to the Financing Documents;

6.1.14.3
Commencing on the Disbursement Date and thereafter within thirty (30) days of the last day of such Financial Quarter deliver to IDB a certificate duly executed by an Authorized Representative of the Borrower in the form of Schedule 2 (Form of Borrower’s Certificate for Collateral) setting forth for the immediately preceding Financial Quarter all of the information required to be set forth therein with respect to the Collateral and the Collateralization Ratio, including all supporting calculations of the Borrower therefor;

6.1.14.4
Implement and perfect, within ten (10) Business Days of the execution of any Eligible Sub-Loan, the security interest in the relevant Collateral created upon such execution, pay all expenses incurred in connection with such creation and/or perfection and/or establishment, and provide to IDB a copy of evidence of such actions within thirty (30) days of receipt thereof by the Borrower;

6.1.14.5
Provide notices to all Eligible Sub-Borrowers whose Pledged Green Loans comprise a portion of the Collateral indicating that payment of all amounts due under such Pledged Green Loans shall be paid to the Collection Accounts;

6.1.14.6
Maintain the Required Collateralization Ratio at all times during the term hereof and pledge, or cause to be pledged for the benefit of IDB hereunder and pursuant to the Security Documents such additional Eligible Sub-Loans as may be required in order for the Borrower to maintain the Required Collateralization Ratio; and

6.1.14.7	Defend, at the sole cost and expense of the Borrower, the right, title, priority and interest of IDB in the Collateral.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

6.1.15 Pledged Green Loan Prepayment Event; Redeployment. If a Pledged Green Loan Prepayment Event occurs, and the Borrower redeploys the proceeds of all prepayments and other amounts collected under any Pledged Green Loans to fund additional Eligible Sub-Loans, or otherwise substitutes additional Eligible Sub-Loans for any Prepaid Pledged Green Loans, Defaulted Pledged Green Loans or Nonconforming Pledged Green Loans, the Borrower shall, within the relevant periods permitted under Section 3.6.2.2.1 (Pledged Green Loan Prepayment Event), pledge all such additional Eligible Sub-Loans for the sole and exclusive benefit of IDB in accordance with Banking Regulations and the terms of the Security Agreement, including Section 6.1.14 (Maintenance and Perfection of Security).
Section 6.2 Negative Covenants. Unless IDB otherwise agrees in writing, the Borrower shall not, and, as applicable, shall cause its Subsidiaries or Consolidated Subsidiaries (as indicated below) not to:
6.2.1 No Violation of Applicable Regulations. At any time fail to observe or comply with the operational limits, prudential regulations or reporting requirements established by any applicable Authority pursuant to any Applicable Law.
6.2.2 Fundamental Changes.
6.2.2.1
At any time change, or permit any of its Subsidiaries to change: (a) any provision of their respective Organizational Documents in any manner which would be inconsistent with, or breach, any provision of any Financing Document or (b) their respective registered domiciles outside of the Borrower’s Country.

6.2.2.2
Change the nature or scope of its business or engage in any line of business not permitted under the Banking Regulations, or permit its authorization to operate as a sociedad anónima in the Borrower’s Country to be revoked or cancelled.

6.2.3 Affiliate Transactions. Enter, or permit any Subsidiary to enter, into any transaction, including the purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (an Affiliate Transaction) at any time, unless such transaction is:
6.2.3.1	in the ordinary course of the Borrower’s business; or
6.2.3.2	upon terms that are fair and reasonable to the Borrower and at Fair Market Value.
6.2.4 No Prohibited Practices. Commit or engage in (nor authorize or permit any Affiliate or any other Person acting on their behalf to commit or engage in) any Prohibited Practice, and if IDB notifies the Borrower of its concern that there has been a violation of this Section or of Section 4.1.24 (Absence of Prohibited Practices), the Borrower shall cooperate in good faith with IDB and its representatives in determining whether such a violation has occurred, respond promptly and in reasonable detail to any notice from IDB, and furnish documentary support for such response upon IDB’s request.
6.2.5 Limitation on Dividend Related Payments. Make any Dividend Related Payments or any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower, unless the proposed Dividend Related Payments or other distributions are (a) made in the ordinary course of business and with the prior written consent of IDB, or (b) paid out of net income of the Borrower for the current Financial Year or retained earnings of the Borrower (excluding, however, any amount resulting from the revaluation of any of the Borrower’s assets); and otherwise permitted by the Banking Regulations (including Normas CONAU — Contabilidad y Auditoría — Capítulo B. Manual de Cuentas, Punto 9. (Distribución de resultados. Difusión del procedimiento de carácter general para autorizar los pedidos que formulen las entidades financieras) and Com A5072), as in effect as of the Effective Date; provided however, that no Dividend Related Payments or other distributions in respect thereof shall be made if a Default or an Event of Default shall have occurred or be continuing or will occur as a result of the proposed payment or distribution.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

6.2.6 Limitation on Sale of Assets. Sell, transfer or otherwise dispose of, or permit any of its Consolidated Subsidiaries to sell, transfer or otherwise dispose of, any of their respective Property, whether in one or more transactions except in accordance with the Banking Regulations as in effect as of the Effective Date; provided however, that no such sale, transfer or other disposition shall be permitted if a Default or an Event of Default shall have occurred or be continuing or will occur as a result of such proposed sale, transfer or disposition; and provided further that in the event that the Borrower shall enter into any agreement to obtain financing from any financial institution (other than IDB) providing for limitations or restrictions on the right of the Borrower (and/or its Consolidated Subsidiaries) to sell, transfer or dispose of their respective assets on terms more stringent than those set forth in this Section 6.2.6 (Limitation on Sale of Assets), the Borrower shall provide to IDB written notice thereof, (including a copy of such provisions) and IDB shall have the right at any time to require the Borrower to make, execute and deliver one or more amendments to this Section 6.2.6 (Limitation on Sale of Assets) adopting such more stringent limitations and/or restrictions, the terms of which shall be satisfactory in all respects to IDB.
6.2.7 No Liens. Create, or permit or suffer to subsist, any Liens (other than Permitted Liens) on any of their respective assets, revenues or other Property, whether now or hereafter existing.
6.2.8 Limitation on Guarantees. Guarantee, or permit any of its Consolidated Subsidiaries to guarantee, the Debt of any Person except in accordance with Banking Regulations in effect as of the Effective Date.
Section 6.3 Information. The Borrower shall deliver to IDB:
6.3.1 Audited Annual Financial Statements. As soon as available but in any event within one hundred twenty (120) days after the end of each Financial Year:
6.3.1.1	two (2) copies of the audited Financial Statements of the Borrower for such Financial Year setting forth in each case in comparative form the corresponding figures for the previous Financial Year;
6.3.1.2	a certificate of the Auditors substantially in the form of Exhibit O (Form of Certificate of Auditors) reporting on such Financial Statements stating that:
6.3.1.2.1
in making their examination, the Auditors obtained no knowledge of any Default of Sections 6.1.11.1 through 6.1.11.7 (Financial Covenants) and nothing has come to their attention that would indicate non-compliance with operational limits, prudential regulations or reporting requirements established by the applicable Authority having jurisdiction over the Borrower, or specifying any non-compliance; and

Banco de Galicia Senior Secured Loan Agreement
Execution Version

6.3.1.2.2
based on such Financial Statements and information reviewed in connection with the audit, the Borrower is in compliance with Sections 6.1.11.1 through 6.1.11.7 (Financial Covenants) and Section 6.2.1 (No Violation of Applicable Regulations) and nothing has come to their attention that would indicate non-compliance with operational limits, prudential regulations or reporting requirements established by the applicable Authority having jurisdiction over the Borrower, or specifying any non-compliance.

6.3.1.3	a certificate of an Authorized Representative of the Borrower:
6.3.1.3.1
certifying that such Financial Statements were prepared from, and are in accordance with, the Borrower’s books and records and give a true and fair view of the financial position of the Borrower as of the date thereof and the results of its operations and cash flow for the relevant Financial Year, all in conformity with Accounting Principles;

6.3.1.3.2
certifying that during the applicable period and as of the end of the relevant Financial Year the Borrower was in compliance with all the terms and conditions of the Financing Documents and that no Default has occurred, except as specified in such certificate and restating each of the representations and warranties set forth in Section 4.1 (Representations), as of such certification date; and

6.3.1.3.3
certifying compliance by the Borrower with Sections 6.1.11.1 through 6.1.11.7 (Financial Covenants), Section 6.2.1 (No Violation of Applicable Regulations), Section 6.2.7 (No Liens) and Section 6.2.8 (Limitations on Guarantees) and setting forth in reasonable detail all information necessary to calculate (and providing the calculations necessary to determine) compliance with Sections 6.1.11.1 through 6.1.11.7 (Financial Covenants), during the applicable period and as at the last day of the period covered, as relevant, by the Financial Statements.

6.3.1.4
a management letter and other communication from the Auditors commenting, inter alia, on the adequacy of the Borrower’s financial control procedures, its policies and controls against money laundering or financing of terrorism, its accounting systems and its management information system during that Financial Year.

Banco de Galicia Senior Secured Loan Agreement
Execution Version

6.3.2 Unaudited Quarterly Financial Statements. As soon as available but in any event within sixty (60) days after the end of each of the four (4) Financial Quarters of each Financial Year:
6.3.2.1
two (2) copies of the unaudited Financial Statements of the Borrower for such quarterly period setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Financial Year.

6.3.2.2	a certificate of an Authorized Representative of the Borrower:
6.3.2.2.1
certifying that the Financial Statements delivered pursuant to Section 6.3.2.1 (Unaudited Quarterly Financial Statements) were prepared from and are in accordance with the Borrower’s books and records and give a true and fair view of the financial position of the Borrower as of the date thereof and the results of its operations and cash flow for the relevant Financial Quarter, all in conformity with Accounting Principles;

6.3.2.2.2
certifying that during the applicable period and as of the relevant Financial Quarter Date the Borrower was in compliance with all the terms and conditions of the Financing Documents and that no Default has occurred, except as specified in such certificate, and restating each of the representations and warranties set forth in Section 4.1 (Representations), as of such certification date; and

6.3.2.2.3
certifying compliance by the Borrower with Sections 6.1.11.1 through 6.1.11.7 (Financial Covenants), Section 6.2.1 (No Violation of Applicable Regulations), Section 6.2.7 (No Liens) and Section 6.2.8 (Limitations on Guarantees) and setting forth in reasonable detail all information necessary to calculate (and providing the calculations necessary to determine) compliance with Sections 6.1.11.1 through 6.1.11.7 (Financial Covenants), during the applicable period and as at the last day of the period covered, as relevant, by such Financial Statements.

6.3.3 Notices.
6.3.3.1
Not later than five (5) days after receipt by the Borrower, all notices relating to the Loan, including notices from any Authority seeking a termination of the Authorizations of the Borrower, together with copies of such notices, if written; provided that should the Borrower, for any reason, cease to possess all applicable Authorizations required to be maintained pursuant to Section 6.1.10 (Approvals), including, to maintain its status as a sociedad anónima, the Borrower shall so notify IDB immediately in writing.

6.3.3.2	Promptly upon the occurrence of a Default or an Event of Default, a notice specifying the nature of that Default or Event of Default and any steps the Borrower is taking to remedy it.
6.3.3.3
Promptly upon becoming aware thereof, (a) notice of any action, suit, other legal proceeding, administrative proceedings, or administrative, regulatory or criminal investigations, freezing of assets, or other claim before any Authority (i) which has had or may reasonably be expected to have a Material Adverse Effect or (ii) involving the Borrower or any of its employees with regard to money laundering or the financing of terrorism, specifying the nature of such proceedings and the steps the Borrower is taking or proposes to take with respect thereto; (b) notice of all Authority audits, examinations, evaluations, monitoring reviews and reports of the Borrower’s operations (including those prepared on a contract basis), including copies of relevant portions of such notices and records, which provide for or relate to (i) material corrective action required, (ii) material sanctions proposed, imposed or required, including, notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, or (iii) “report cards,” “grades” or other classifications of the quality of the Borrower’s operations; and (c) as and when provided by the Borrower to the applicable Authority in connection with any matter described in the foregoing subclauses (a) and (b), copies of all Financial Statements, reports, notices and other information provided by the Borrower to such Authority.

Banco de Galicia Senior Secured Loan Agreement
Execution Version

6.3.3.4
Prompt notice of any proposed changes in the nature or scope of the Loan or the business operations of the Borrower (but the foregoing shall not limit or otherwise affect Section 6.2.2 (Fundamental Changes) hereof).

6.3.3.5	Prompt notice of any material change in accounting policies or financial reporting practices of the Borrower including any change in its Financial Year;
6.3.3.6	Prompt notice of any default under any Debt of the Borrower having an aggregate amount outstanding of at least two million Dollars ($2,000,000) (or the equivalent in other currencies);
6.3.3.7
As soon as practicable prior to the occurrence, and immediately upon the occurrence, of any of the transactions or other matters described in Section 3.6.2 (Mandatory Prepayments) that would result in a mandatory prepayment being required in accordance therewith, notice of such occurrence;

6.3.3.8
Prompt notice of any other change in Grupo Galicia or the Share Capital owned by such Grupo Galicia (whether direct or indirect) in the Borrower as of the Effective Date and any other transfers (whether direct or indirect) of Share Capital in the Borrower in violation of any of the provisions of this Agreement;

6.3.3.9
As soon as practicable prior to the occurrence, and immediately upon the occurrence, of any sale, transfer or disposition of assets described in Section 6.2.6 (Limitation on Sale of Asset) with a value, in the aggregate, in excess of ten percent (10%) of the Borrower’s total assets as reflected in Borrower’s annual, audited Financial Statements most recently delivered to IDB pursuant to Section 6.3.1 (Audited Annual Financial Statements), notice of such occurrence;

6.3.3.10
Prompt notice of (a) any material non-compliance by the Borrower with any Environmental and Social Requirements or environmental and social provisions of this Agreement or, to the best of the Borrower’s knowledge, any material non-compliance by the Eligible Sub-Borrowers or Eligible Sub-Loans with the Environmental and Social Requirements; and (b) any environmental claim (including administrative, regulatory or judicial action, suit, judgment or demand) or material complaint relating to environmental, social, health and safety or labor aspects relating to the Borrower , or to the best of the Borrower’s knowledge, to the Eligible Sub-Borrowers or Eligible-Sub-Loans. Such notice shall include a description of the event, detailing the extent, magnitude, impact and cause of such event, together with corrective or remedial actions taken or proposed to be taken.

Banco de Galicia Senior Secured Loan Agreement
Execution Version

6.3.4 Communications with Auditors. Promptly following receipt thereof by the Borrower, two (2) copies of any management letter or other material communication sent by the Auditors (or any accountants retained by the Borrower) to the Borrower in relation to the Borrower’s financial, accounting, management information and other systems, the Borrower’s financial control procedures, its policies and controls for protection against money laundering or financing of terrorism, the Borrower’s management or its accounts, if not otherwise delivered under Section 6.3.1 (Audited Annual Financial Statements).
6.3.5 Additional Information. From time to time, such information as IDB may reasonably request, including information with respect to the Borrower, its Property and the performance by it of its obligations under the Financing Documents (including the application of the proceeds of the Loan for the origination of Green Loans pursuant to Section 6.1.1 (Use of Proceeds)).
6.3.6 Environmental and Social Compliance Report. Within sixty (60) days of the end of each Financial Year, an Environmental and Social Compliance Report in the form of Exhibit E (Environmental and Social), Part B (Form of Environmental and Social Compliance Report).
6.3.7 Annual Review of Operations. As soon as possible but in any event within ninety (90) days after the end of each Financial Year, an annual review of operations in the form of, and addressing the topics listed in, Exhibit P (Information to be Included in Annual Review of Operations), which may be reviewed by IDB from time to time.
6.3.8 Pledged Green Loan Prepayment Event Report. Within ten (10) days of the last day of each Financial Quarter, a report of all Pledged Eligible Sub-Loans in the form of Exhibit R (Form of Pledged Green Loan Prepayment Event Report) certified by an Authorized Representative of the Borrower as being true and correct (a) listing each Pledged Green Loan that is or was and the date on which it became a Prepaid Pledged Green Loan, Defaulted Pledged Green Loan and/or Nonconforming Pledged Green Loan during such Financial Quarter, (b) setting forth (i) as of the last day of the Financial Quarter, the aggregate outstanding amount owed to the Borrower under all Prepaid Pledged Green Loans, Defaulted Pledged Green Loans and Nonconforming Pledged Green Loans, and (ii) all amounts redeployed by the Borrower to fund additional Eligible Sub-Loans during such Financial Quarter pursuant to the provisions of Section 3.6.2.2 (Pledged Green Loan Prepayment Event) and Section 6.1.15 (Pledged Green Loan Prepayment Event; Redeployment), (c) providing all information and supporting calculations in sufficient detail to evidence whether the total outstanding amount of Prepaid Pledged Green Loans, Defaulted Pledged Green Loans and Nonconforming Pledged Green Loans as of the last day of such Financial Quarter exceeds ten percent (10%) of the then outstanding amount of the Loan and (d) stating whether any Prepayment Pledged Green Loan Event has occurred.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

Article VII.
Events of Default
Section 7.1 General Acceleration Provisions.
7.1.1 If an Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from the operation of any Applicable Law or pursuant to or as a result of any act or failure to act by any Authority or otherwise), IDB may, by notice to the Borrower, take any or all of the following actions:
7.1.1.1	terminate the obligation of IDB to make any Disbursement of the Loan whereupon such obligation shall immediately terminate;
7.1.1.2
declare the Loan or such part of the Loan as is specified in the notice (with accrued interest thereon) and all other Obligations to be due and payable forthwith, whereupon the same shall become immediately due and payable without any further notice and without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, provided, however, that upon the occurrence of an Event of Default described in Section 7.2.5 (Insolvency Events), then, ipso facto, IDB’s obligation to make any Disbursement of the Loan shall immediately terminate and the Loan and all other Obligations shall be immediately due and payable in full, without any notice of any type or character being required; and

7.1.1.3	exercise any other remedies that may be available to IDB under any Financing Document or Applicable Law.
7.1.2 Upon receipt of a notice from IDB under Section 7.1.1.2, the Borrower shall immediately repay the Loan or such part of the Loan as is specified in the notice and all other amounts then declared to be due and payable with respect thereto (but it is agreed and understood that no such notice is required upon the occurrence of an Event of Default described in Section 7.2.5 (Insolvency Events)). Except as expressly provided in this Section 7.1 (General Acceleration Provisions), the Borrower waives presentment, demand, protest or other notice of any kind with respect to that demand for immediate payment.
Section 7.2 Events of Default.
It shall be an Event of Default if:
7.2.1 Payments by Borrower.
7.2.1.1
Failure to Make Payments under Financing Documents. The Borrower fails to pay or prepay when due (whether at stated maturity, as a result of a prepayment required by Section 3.6.1 (Voluntary Prepayments) or 3.6.2 (Mandatory Prepayments) or otherwise) any Obligation, including principal or interest on the Loan and such failure has continued for a period of three (3) days from the date such payment or prepayment was due; or

7.2.1.2
Failure to Pay Debt. The Borrower fails to pay any amount outstanding with respect to any of its Debt (other than the Obligations) or to perform any of its obligations when due under any agreement pursuant to which there is outstanding any Debt, and any such failure continues for more than any applicable period of grace or any such Debt becomes prematurely due and payable or is placed on demand.

Banco de Galicia Senior Secured Loan Agreement
Execution Version

7.2.2 Financing Documents.
7.2.2.1
Breach of Financing Documents. (a) the Borrower fails to perform or observe any term, covenant or agreement contained in Section 3.4 (Notes), Section 6.1.1 (Use of Proceeds), Section 6.1.8 (Senior Secured Obligations), Section 6.1.10 (Approvals), Section 6.1.14 (Maintenance of Security), Section 6.1.11 (Financial Covenants), Section 6.2 (Negative Covenants), and Sections 6.3.3.1 through Section 6.3.3.10 (Notices); or (b) the Borrower fails to perform or observe any other of its obligations contained in this Agreement or any other Financing Document (other than an obligation referred to elsewhere in this Section 7.2 (Events of Default)) and, if in the reasonable determination of IDB capable of remedy, such failure has continued for a period of ten (10) days, or, if such failure relates to Section 6.1.12 (Environmental and Social), ninety (90) days (except in respect of Section 6.1.12.1.4 in connection to which the cure period set forth therein shall apply), after IDB’s notice to the Borrower of such failure to comply; provided that no cure period shall apply if in the reasonable determination of IDB, such failure has had or could reasonably be expected to have a Material Adverse Effect.

7.2.2.2	Revocation; Termination or Repudiation of Financing Documents. Any Financing Document or any of its terms:
7.2.2.2.1	is revoked, terminated, becomes void or ceases to be in full force and effect;
7.2.2.2.2	becomes, or the performance of or compliance with any obligation thereunder becomes, unlawful; or
7.2.2.2.3	is repudiated by any party thereto or its legality, validity or enforceability is challenged by any Person.
7.2.3 Misrepresentation. Any representation, warranty or certification confirmed or made by the Borrower hereunder and in connection herewith shall be incorrect or misleading in any material respect when made or deemed to be made.
7.2.4 Expropriation. Any Authority:
7.2.4.1
Seizure of Property. condemns, nationalizes, seizes, confiscates or otherwise expropriates all or any substantial part of the Property of the Borrower or of its Share Capital or commences any proceeding in furtherance of any of the foregoing;

7.2.4.2
Control of Property. assumes custody or control of such Property of the business or operations of the Borrower or of its Share Capital or any Consolidated Subsidiary or the Share Capital of any Consolidated Subsidiary; or

Banco de Galicia Senior Secured Loan Agreement
Execution Version

7.2.4.3
Interruption of Business. takes any action to displace the management of the Borrower, to curtail the Borrower’s authority to conduct its business, to dissolve or disestablish the Borrower, or to prevent the Borrower or its officers from carrying on all or a substantial part of its business or operations, or any of the foregoing shall occur with respect to any Consolidated Subsidiary.

7.2.5 Insolvency Events.
7.2.5.1	Involuntary Proceedings. An involuntary proceeding is commenced or an involuntary petition is filed seeking:
7.2.5.1.1	an adjudication of the Borrower as bankrupt or insolvent;
7.2.5.1.2
dissolution, liquidation, winding up, reorganization, moratorium, arrangement, adjustment or composition of, or other relief in respect of the Borrower or its debts, or of a substantial part of its Property under Applicable Law; or

7.2.5.1.3
(x) the initiation by the Argentine Central Bank of a proceeding under Article 34 of the Banking Law requesting the Borrower or any Subsidiary to submit a plan under such article or (y) a temporary, total or partial suspension of the activities of the Borrower pursuant to Article 49 of the charter of the Argentine Central Bank; or

7.2.5.1.4	the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or of any substantial part of its Property.
and in any such case, such proceeding or petition is not dismissed within fifteen (15) days or an order or decree approving or ordering any of the foregoing is entered.
7.2.5.2	Voluntary Proceedings. The Borrower:
7.2.5.2.1	voluntarily commences any proceeding or files any petition seeking liquidation, reorganization or other relief under Applicable Law (including without limitation, under Law Number 24,522);
7.2.5.2.2	applies for or consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or of any substantial part of its Property;

7.2.5.2.3	makes a general assignment for the benefit of creditors;
7.2.5.2.4
requests a moratorium or suspension of payment or reorganization of debts from any competent Authority (including, without limitation, by means of an out-of-court creditors arrangement — APE / Acuerdo Preventivo Extrajudicial);

Banco de Galicia Senior Secured Loan Agreement
Execution Version

7.2.5.2.5	institutes proceedings or takes any form of corporate action to be liquidated or adjudicated bankrupt or insolvent;
7.2.5.2.6	consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.2.5.1 (Involuntary Proceedings); or
7.2.5.2.7	takes any action for the purpose of effecting any of the foregoing.
7.2.5.3	Special Regimes. The Borrower or any of its Subsidiaries is submitted to, or becomes the subject of, any temporary administration, surveillance, intervention or liquidation regime by any Authority.
7.2.5.4	Inability to Pay Debts. The Borrower becomes unable, admits in writing its inability or fails generally to pay its debts as they become due or otherwise becomes insolvent.
7.2.5.5
Events Analogous to Bankruptcy, Insolvency, Etc. Any other event occurs which under any Applicable Law would have an effect analogous to any of those events listed in Section 7.2.5.1 (Involuntary Proceedings), 7.2.5.2 (Voluntary Proceedings) or 7.2.5.4 (Inability to Pay Debts).

7.2.6 Attachment. An attachment or analogous processes is levied or enforced upon or issued against any of the Property of the Borrower for an amount in excess of eight million Dollars ($8,000,000) (or the equivalent amount in another currency), and such attachment is not contested or challenged within fifteen (15) days of the Borrower’s receiving notice or acquiring knowledge of such attachment, or following such contestation or challenge, such attachment is not withdrawn within forty five (45) days.
7.2.7 Judgments. A final judgment, order or arbitral award is rendered against the Borrower or any of its Property for an amount in excess of the equivalent of eight million Dollars ($8,000,000) (or the equivalent amount in another currency) and either (a) enforcement proceedings shall have been initiated by another creditor upon such judgment or order or (b) such judgment shall continue unsatisfied, unappealed, unvacated or unstayed for a period of forty five (45) days.
7.2.8 Failure to Maintain Authorizations. Any Authorization in connection with the execution, delivery, validity and enforceability of the Financing Documents and the performance by each party thereto of its obligations thereunder, for the enforcement by IDB of its rights and remedies under the Financing Documents and for the remittance to IDB or its assigns in Dollars of all monies payable under or with respect to the Financing Documents is not obtained or renewed when required or is rescinded, terminated or otherwise lapses or ceases to be in full force and effect or any Person fails to comply in any respect with any such Authorization, and such Authorization is not restored or reinstated or the non-compliance is not cured within twenty (20) days of such event.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

7.2.9 Material Adverse Effect. Any event occurs or any condition exists (including the commencement of any action, suit or other legal proceeding, including arbitration proceedings) that, in the opinion of IDB, has had, or reasonably could be expected to have, a Material Adverse Effect.
7.2.10 Moratorium. Any Authority of the Borrower’s Country declares any general: (a) payment delay, (b) refusal to pay or acknowledge a payment obligation, (c) repudiation or other action (whether or not formally announced), which in any such case relates to debts or any category of debts not to be paid in accordance with their terms, and prevents the availability of foreign exchange by the Borrower for the purpose of performing any material obligation under this Agreement or any other Financing Document.
7.2.11 Abandonment; Interruption. The Borrower ceases to carry on its business for more than thirty (30) continuous days.
7.2.12 Security Document. Any of the provisions of a Security Document:
7.2.12.1	fails to become effective after any Disbursement;
7.2.12.2	is revoked, terminated or ceases to be in full force and effect or ceases to provide the Security intended, without, in each case, the prior consent of IDB;

7.2.12.3	becomes unlawful or is declared void; or
7.2.12.4
is repudiated or its validity or enforceability is challenged by any Person and any such repudiation or challenge continues for a period of thirty (30) days during which period such repudiation or challenge has no effect.

7.2.13 Security. IDB ceases to hold a valid perfected first ranking and first priority security interest in the Security for its sole and exclusive benefit.
Section 7.3 Bankruptcy. Notwithstanding any provision in this Agreement to the contrary, if any event described in Section 7.2.5.1 (Involuntary Proceedings), Section 7.2.5.2 (Voluntary Proceedings) or Section 7.2.5.5 (Events Analogous to Bankruptcy, Insolvency, Etc.) occurs, any obligation of IDB to make Disbursements then remaining, if any, shall automatically terminate, and the principal of the Loan then outstanding, together with accrued interest thereon and all fees and other Obligations outstanding shall automatically become immediately due and payable, without any presentment, demand, protest or notice of any kind, all of which the Borrower hereby waives.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

Article VIII.
Miscellaneous
Section 8.1 Notices.
8.1.1 Any notice, request, demand or other communication to be given or made under this Agreement shall be in writing. Subject to Section 8.10.4 (Applicable Law and Jurisdiction) any notice, request, demand or other communication may be delivered by hand, prepaid certified airmail, internationally recognized courier service, or facsimile to the party’s address specified below, or at such other address as such party shall have designated by notice to the party giving or making such notice request or other communication, and shall be effective upon receipt. All time periods to be counted from the delivery of any notice, request, demand or other communication pursuant to this Agreement shall be counted from the date of receipt of any such notice, request, demand or other communication pursuant to the terms of this Section 8.1 (Notices)
For the Borrower:
Banco de Galicia y Buenos Aires S.A.
Tte. Gral. Juan Domingo Perón 430
13 Floor (C1038AAJ)
Buenos Aires, Argentina
Attention: Carlos E. Lopez — Senior Vice President — International Division
Alternative address for communications by facsimile:
Facsimile: +54 11 6329 6484
Alternative address for communications by electronic mail:
Electronic mail: carlos.e.lopez@bancogalicia.com.ar;
internacional@bancogalicia.com.ar
For IDB:
Inter-American Development Bank
1300 New York Avenue, N.W.
Washington D.C. 20577
United States of America
Attention: Portfolio Management Unit
                   Structured and Corporate Finance Department
Alternative address for communications by facsimile:
(202) 312-4135
Alternative address for communications by electronic mail:
primailbox@iadb.org
Section 8.2 English Language.
8.2.1 Except as hereinafter set forth in Section 8.2.2 (English Language), (a) all documents to be furnished or communications to be given or made under this Agreement or any of the other Financing Documents shall be in the English language; (b) to the extent that the original of any such document or communication is in a language other than English, it shall be accompanied by a translation into English certified by an Authorized Representative of the Borrower to be a true and correct translation of the original; (c) IDB may, if it so requires, obtain an English translation of any document or communication received in a language other than English at the cost and expense of the Borrower; and (d) IDB may deem any such translation to be the governing version between the Borrower and IDB.
8.2.2 Notwithstanding the provisions of the immediately foregoing paragraph, the quarterly Financial Statements to be delivered by the Borrower pursuant to Section 6.3.2 (Unaudited Quarterly Financial Statements) and any document, report or other information provided to IDB pursuant to Section 6.3.3.3 (Notices) may be in the Spanish language; provided, however, that at the request of IDB the Borrower shall, at its sole cost and expense, provide to IDB a translation thereof into English certified by an Authorized Representative of the Borrower to be a true and correct translation of the original or pay for, or reimburse IDB for, any such translation obtained by IDB.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

Section 8.3 Indemnity.
8.3.1 The Borrower shall indemnify and hold harmless IDB and its respective officers, directors, agents, employees, representatives, attorneys, Affiliates, successors and assigns (collectively, the Indemnified Persons) from and against any and all claims, actions, suits, judgments, demands, damages (including foreseeable and unforeseeable consequential damages and punitive claims), losses, liabilities (including liabilities for penalties), reasonable costs or expenses of any nature or kind whatsoever, including reasonable fees and disbursements of counsel on a full indemnity basis, arising out of or in connection with:
8.3.1.1	the execution, delivery, enforcement or performance of, and any transaction contemplated under, this Agreement, the Note(s) or any of the other Financing Documents;

8.3.1.2	the Loan or the use or intended use of the proceeds therefrom; and/or
8.3.1.3
any actual or prospective claim, action, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Person is a party thereto (all of the foregoing, collectively, the Indemnified Liabilities);

provided that, the Borrower shall have no obligation hereunder to any such Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of any such Indemnified Person.
8.3.2 The rights granted under this Section 8.3 (Indemnity) are in addition to the rights granted under any other provision of this Agreement, under any other Financing Document or otherwise.
8.3.3 This Section 8.3 (Indemnity) and all indemnification provisions set forth in the other Financing Documents shall survive repayment of the Obligations.
8.3.4 To the extent this Section 8.3 (Indemnity) may be unenforceable because it violates any Applicable Law, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law and hereunder.
8.3.5 All amounts payable to any Indemnified Person under this Section 8.3 (Indemnity) shall be paid within thirty (30) days after receipt by the Borrower from such Indemnified Person of a reasonably detailed invoice therefor.
Section 8.4 Successors and Assigns. This Agreement binds and benefits the respective successors and assigns of the parties, except that the Borrower may not assign or delegate any of its rights or obligations under this Agreement or any other Financing Document without the prior written consent of IDB. IDB may, without the need of any notice, consent or other action to or from any party, assign, participate or otherwise allot to one or more banks or other entities all or a portion of all of its rights and obligations under this Agreement and the other Financing Documents (including all or a portion of its obligation to make Disbursements of the Loan, the portion of the Loan owing to it and the Notes held by it).
Banco de Galicia Senior Secured Loan Agreement
Execution Version

Section 8.5 Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which together shall constitute one and the same agreement.
Section 8.6 Confidential Information.
8.6.1 IDB may disclose any documents or records of, or information relating to the Borrower, its Property, business or affairs (collectively, the Borrower’s Information) to:
8.6.1.1	any Participant(s) or any other Person with a Participation in, or who intends to purchase a Participation in, the Loan and the Paying Agent;
8.6.1.2
any Person for the purpose of exercising any power, remedy, right, authority or discretion relevant to this Agreement or any other Financing Document including in connection with IDB’s defense of any legal action, suit or proceeding brought by any other party to a Financing Document;

8.6.1.3	any Person pursuant to any Applicable Law;
8.6.1.4	any banking or other regulatory or examining authorities (whether governmental or otherwise) pursuant to and in accordance with whose instructions it and other banks must customarily comply;
8.6.1.5
the directors, officers, employees, arrangers, co-lenders, attorneys, consultants, rating agencies, independent auditors and advisors (including any technical, financial and other advisors) of each of IDB, the Inter-American Investment Corporation, the Multilateral Investment Fund, and their respective affiliates; and

8.6.1.6	any Person in connection with any proposed sale, transfer, assignment or other disposition of IDB’s rights under this Agreement or any other Financing Document.
8.6.2 The Borrower expressly authorizes IDB and the Participant(s) to request from any Person information relating to the Borrower and the Borrower agrees to hold IDB and the Participant(s) harmless and exempt from any and all liability under Applicable Law in connection with the request for, and disclosure of, such information.
8.6.3 The Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between the Borrower and IDB, a disclosure of the Borrower’s Information by IDB in the circumstances contemplated by Section 8.6 (Confidential Information) does not violate any duty owed to the Borrower under this Agreement or under any such other Financing Document.
Section 8.7 Amendment. Any amendment, or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of any amendment, signed by the Borrower and IDB or their permitted successors and assigns.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

Section 8.8 Savings of Rights; Remedies and Waivers.
8.8.1 The rights and remedies of IDB in relation to any misrepresentation or breach of warranty on the part of the Borrower shall not be prejudiced by any investigation by or on behalf of IDB or any Participant(s) into the affairs of the Borrower, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of IDB in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.
8.8.2 No course of dealing or waiver by IDB in connection with any condition of Disbursement under this Agreement shall impair any right, power or remedy of IDB with respect to any other condition of Disbursement, or be construed to be a waiver thereof; nor shall the action of IDB with respect to any Disbursement affect or impair any right, power or remedy of IDB with respect to any other Disbursement.
8.8.3 Unless IDB otherwise notifies the Borrower and without prejudice to the generality of Section 8.8.2, the right of IDB to require compliance with any condition under this Agreement which may be waived by IDB with respect to any Disbursement is expressly preserved for the purposes of any subsequent Disbursement.
8.8.4 No course of dealing and no failure or delay by IDB in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall waive or impair, or be construed to be a waiver of or an acquiescence in, such or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise; nor shall the action of IDB with respect to any Default, or any acquiescence by it therein, affect or impair any right, power or remedy of IDB with respect to any other Default.
Section 8.9 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction. Where provisions of any Applicable Law resulting in such prohibition or unenforceability may be waived they are waived by the parties to the full extent permitted by law so that this Agreement shall be deemed a valid, binding agreement, enforceable in accordance with its terms.
Section 8.10 Applicable Law and Jurisdiction.
8.10.1 This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without reference to its conflicts of law principles (other than New York General Obligations Law Sections 5-1401 and 5-1402).
8.10.2 The Borrower hereby irrevocably and unconditionally submits, for itself and its Property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any legal action, suit or proceeding arising out of or relating to this Agreement or any other Financing Document. Final judgment against the Borrower in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction including the Borrower’s Country by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

8.10.3 Nothing in this Agreement shall affect the right of IDB to commence legal proceedings or otherwise sue the Borrower in the Borrower’s Country or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.
8.10.4 By the execution and delivery of this Agreement, the Borrower hereby irrevocably agrees to designate, appoint and empower Capitol Services, Inc., 1218 Central Ave., Ste. 100, Albany, New York 12205 or such other Person reasonably acceptable to IDB, as its authorized agent solely to receive for and on its behalf service of summons or other legal process in any legal action, suit or proceeding in any court specified in Section 8.10.2 above.
8.10.5 The Borrower shall, for so long as it shall be bound to IDB under this Agreement, maintain a duly appointed agent to receive for an on its behalf service of summons, complaint or other legal process in any legal action, suit or proceeding IDB may bring in New York, New York, in respect of this Agreement or other Financing Document and shall keep IDB advised of the identity and location of such agent.
8.10.6 The Borrower further irrevocably consents, if for any reason there is no authorized agent for service of process in New York, New York, to the service of process out of the said courts by mailing copies thereof by prepaid certified United States air mail, to the Borrower at its address specified in Section 8.1 (Notices), and in such a case IDB shall also send by facsimile, or have sent by facsimile, a copy of such process to the Borrower.
8.10.7 Service of process in the manner provided in this Section 8.10 in any such action, suit or proceeding shall be deemed personal service and accepted by the Borrower as such and shall be valid and binding upon the Borrower for all the purposes of any such action suit or proceeding.
8.10.8 In addition, the Borrower irrevocably waives, to the fullest extent permitted by Applicable Law:
8.10.8.1	any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding brought in any court referred to in this Section; and
8.10.8.2	any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
8.10.9 To the extent that the Borrower may, in any suit, legal action or proceeding brought in a court of the Borrower’s Country or elsewhere arising out of or in connection with this Agreement, the Notes or any of the Financing Documents to which it is a party, be entitled to the benefit of any provision of law requiring IDB in such suit, legal action or proceeding to post security for the costs of the Borrower or to post a bond or to take similar action, as the case may be, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or hereafter permitted under the Applicable Law of the Borrower’s Country or, as the case may be, such other jurisdiction.
8.10.10 To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its Property immunity in respect of its obligations under this Agreement or any other Financing Document to which the Borrower is a party from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its Property, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.
Banco de Galicia Senior Secured Loan Agreement
Execution Version

8.10.11 The Borrower hereby acknowledges that IDB shall be entitled under Applicable Law, including the provisions of the International Organizations Immunities Act of 1945 (22 U.S.C. § 288) and the regulations issued thereunder, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or any other agreement to which the Borrower is a party, brought against IDB in any court of the United States. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY FINANCING DOCUMENT TO WHICH SUCH PERSON IS A PARTY AND FOR ANY COUNTERCLAIM THEREIN. The Borrower agrees that the waivers set forth above shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States (28 U.S.C. §§ 1602-1611) and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.
8.10.12 The parties have participated jointly in the negotiation and drafting of this Agreement The Borrower expressly acknowledges that it has had the opportunity to retain and consult with counsel of its choice admitted under the laws of the State of New York and that it has elected not to retain such counsel in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement, the relative bargaining power of the parties or the absence of the retention by the Borrower of any counsel admitted under the laws of the State of New York.
Section 8.11 Term of Agreement. This Agreement shall continue in force until the date on which IDB is satisfied that all amounts outstanding under the Financing Documents have been indefeasibly paid and discharged in full and IDB is under no obligation to make any further Disbursement under this Agreement (the Termination Date).
Section 8.12 Set-Off. In addition to any rights and remedies of IDB provided by Applicable Law, IDB shall have the right, without prior presentment, demand, protest or notice to the Borrower, any such presentment, demand, protest or notice being expressly waived by the Borrower to the extent permitted by Applicable Law, upon any Obligation under this Agreement becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by IDB to or for the credit of the Borrower. IDB shall promptly notify the Borrower after it makes any such set-off and application; provided that, failure to give such notice shall not affect the validity of such set-off and application.
(Signature page follows)
Banco de Galicia Senior Secured Loan Agreement
Execution Version

IN WITNESS WHEREOF, the parties, acting through their duly Authorized Representatives, have caused this Agreement to be signed in their respective names, on the date first above written.

BANCO DE GALICIA Y BUENOS AIRES S.A.

By:
Name:
Title:

INTER-AMERICAN DEVELOPMENT BANK

By:

Name:
Title:
Banco de Galicia Senior Secured Loan Agreement
Execution Version